UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Tyson Foods, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Tyson Foods, Inc.
2200 West Don Tyson Parkway
Springdale, Arkansas 72762-6999
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
February 9, 2017
To Tyson Foods, Inc. Shareholders:
Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of Tyson Foods, Inc., a Delaware corporation (the “Company”), will be held at the Holiday Inn Northwest Arkansas Convention Center, 1500 South 48th Street, Springdale, Arkansas, on Thursday, February 9, 2017 at 10:00 a.m., Central time, for the following purposes:

1.	To elect the eleven directors named in the accompanying Proxy Statement to the Company’s Board of Directors;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending September 30, 2017;

3.	To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers;

4.	To approve, on a non-binding advisory basis, the frequency of the advisory vote regarding the compensation of the Company’s named executive officers;

5.	To consider and act upon the four shareholder proposals described in the accompanying Proxy Statement, if properly presented at the Annual Meeting; and

6.	To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Only shareholders of record at the close of business on December 12, 2016, the record date for the Annual Meeting, will be entitled to attend and vote at the Annual Meeting and any adjournments or postponements thereof. If you plan to attend the Annual Meeting, an admission ticket is required and can be obtained by contacting Tyson Foods Investor Relations via email at ir@tyson.com or by telephone at (479) 290-4524. The Annual Meeting will also be webcast live on the Company’s Investor Relations website at http://ir.tyson.com.
This year we will again take advantage of the rules of the Securities and Exchange Commission that allow us to furnish our proxy materials over the Internet. As a result, we are sending a Notice of Internet Availability of Proxy Materials to our shareholders rather than a full paper set of the proxy materials. The Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials on the Internet, as well as instructions on how shareholders may obtain a paper copy of our proxy materials. This process substantially reduces the costs associated with printing and distributing our proxy materials. To make it easier for you to vote, Internet and telephone voting are available. The instructions on the Notice of Internet Availability of Proxy Materials or, if you received a paper copy of the proxy materials, the proxy card, describe how to use these convenient services.

By Order of the Board of Directors
R. Read Hudson
Secretary
Springdale, Arkansas
December 22, 2016
YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO VOTE AS SOON AS POSSIBLE BY INTERNET, TELEPHONE OR MAIL SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES. THE GIVING OF A PROXY DOES NOT AFFECT YOUR RIGHT TO REVOKE IT LATER OR VOTE YOUR SHARES IN PERSON IN THE EVENT YOU SHOULD ATTEND THE ANNUAL MEETING.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON FEBRUARY 9, 2017: The Company’s Proxy Statement and Annual Report on Form 10-K for the fiscal year ended October 1, 2016 are also available at http://ir.tyson.com or http://www.proxyvote.com.

TABLE OF CONTENTS

PROXY STATEMENT SUMMARY	iii

GENERAL INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING	1

OUTSTANDING STOCK AND VOTING RIGHTS	4

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	5

SECURITY OWNERSHIP OF MANAGEMENT	7

ELECTION OF DIRECTORS	8
Board Recommendation	11
Vote Required	11

INFORMATION REGARDING THE BOARD AND ITS COMMITTEES	12

DIRECTOR COMPENSATION FOR FISCAL YEAR 2016	15

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	17
Audit Fees	17
Audit-Related Fees	17
Tax Fees	17
All Other Fees	17
Audit Committee Pre-Approval Policy	17
Board Recommendation	18
Vote Required	18

NON-BINDING ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICERS COMPENSATION	19
Board Recommendation	19
Vote Required	19

NON-BINDING ADVISORY VOTE TO APPROVE THE FREQUENCY OF THE ADVISORY VOTE REGARDING NAMED EXECUTIVE OFFICERS COMPENSATION	20
Board Recommendation	20
Vote Required	20

SHAREHOLDER PROPOSALS	21

SHAREHOLDER PROPOSAL TO REQUEST A REPORT DISCLOSING THE COMPANY’S POLICY AND PROCEDURES, EXPENDITURES AND OTHER ACTIVITIES RELATED TO LOBBYING AND GRASSROOTS LOBBYING COMMUNICATIONS	21

Board of Directors’ Statement In Opposition to Shareholder Proposal to Request a Report Disclosing the Company’s Policy and Procedures, Expenditures, and Other Activities Related to Lobbying and Grassroots Lobbying Communications	22
Board Recommendation	22
Vote Required	23

SHAREHOLDER PROPOSAL TO REQUEST A REPORT ON STEPS THE COMPANY IS TAKING TO FOSTER GREATER DIVERSITY ON THE BOARD OF DIRECTORS	24

Board of Directors’ Statement In Opposition to Shareholder Proposal to Request a Report on Steps the Company is Taking to Foster Greater Diversity on the Board of Directors	25
Board Recommendation	25
Vote Required	25

SHAREHOLDER PROPOSAL TO AMEND THE COMPANY’S BYLAWS TO IMPLEMENT PROXY ACCESS	26

i

Board of Directors’ Statement In Opposition to Shareholder Proposal to Amend the Company’s Bylaws to Implement Proxy Access	27
Board Recommendation	27
Vote Required	27

SHAREHOLDER PROPOSAL TO ADOPT AND IMPLEMENT A WATER STEWARDSHIP POLICY AT COMPANY AND SUPPLIER FACILITIES	28

Board of Directors’ Statement In Opposition to Shareholder Proposal to Adopt and Implement a Water Stewardship Policy at Company and Supplier Facilities	29
Board Recommendation	30
Vote Required	30

COMPENSATION DISCUSSION AND ANALYSIS	31
Introduction	31
Compensation Philosophy and Objectives	31
How We Determine Compensation	31
How NEOs and Mr. Hayes Are Compensated	33
Elements of Compensation	35
Employment Contracts	41
Certain Benefits Upon a Change in Control	42
Tax and Accounting Considerations	42
Stock Ownership Requirements	43
Risk Considerations in our Overall Compensation Program	43

REPORT OF THE COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE	44

EXECUTIVE COMPENSATION	45
Summary Compensation Table for Fiscal Years 2016, 2015, and 2014	45
Grants of Plan-Based Awards During Fiscal Year 2016	47
Outstanding Equity Awards at 2016 Fiscal Year-End	48
Option Exercises and Stock Vested During Fiscal Year 2016	50
Pension Benefits	50
Nonqualified Deferred Compensation for Fiscal Year 2016	52
Potential Payments Upon Termination	54
Potential Payments Upon a Change in Control	56

REPORT OF THE AUDIT COMMITTEE	58

CERTAIN TRANSACTIONS	59

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	59

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS	59

SHAREHOLDER COMMUNICATIONS	60

EXPENSES OF SOLICITATION	60

ADDITIONAL INFORMATION AVAILABLE	60

HOUSEHOLDING OF PROXY MATERIALS	60

OTHER MATTERS	61

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement but does not contain all of the information you should consider before voting your shares. For more complete information regarding the proposals to be voted on at the 2017 Annual Meeting of Shareholders (the “Annual Meeting”) of Tyson Foods, Inc., a Delaware corporation (the “Company”), and our fiscal year 2016 performance, please review the entire Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended October 1, 2016.

INFORMATION ABOUT OUR ANNUAL MEETING

Date and Time:	Thursday, February 9, 2017 at 10:00 a.m., Central time

Place:	Holiday Inn Northwest Arkansas Convention Center
1500 South 48th Street
Springdale, Arkansas

Record Date:	December 12, 2016

Attendance/Voting:
Only shareholders of record at the close of business on the Record Date will be entitled to attend and vote at the Annual Meeting and any adjournments or postponements thereof. Each share of Class A Common Stock will entitle the holder to one vote for each director nominee and one vote for each other proposal, and each share of Class B Common Stock will entitle the holder to ten votes for each director nominee and ten votes for each other proposal.

Advance Voting:	Even if you plan to attend the Annual Meeting in person, please vote right away using one of the following advance voting methods:

•	Visit the website listed on your proxy card/voting instruction form to vote by Internet.

•	Call the telephone number on your proxy card/voting instruction form to vote by telephone.

•	Sign, date and return your proxy card/voting instruction form in the enclosed envelope to vote by mail.

PROPOSALS AND VOTING RECOMMENDATIONS

Voting Items	Board Recommendation	Votes Required for Approval	Page No.
Election of directors	FOR All Nominees	Majority of votes cast	8
Ratification of selection of independent registered public accounting firm	FOR	Majority of votes cast	17
Non-binding advisory vote to approve named executive officers compensation	FOR	Majority of votes cast	19
Non-binding advisory vote to approve the frequency of the advisory vote regarding named executive officers compensation	3 years	Plurality of votes cast	20
Shareholder proposals	AGAINST	Majority of votes cast	21

DIRECTOR NOMINEES
The following table contains information about the candidates who have been nominated for election to the Board of Directors. Each nominee is currently a director of the Company. Donnie Smith, also a current director, provided notice to the Company on November 17, 2016 of his intent to resign as a member of the Board of Directors as of December 31, 2016. Additional biographical information about the nominees can be found in the Proxy Statement in the section titled “Election of Directors.”

				Committee Assignments
Name	Age	Director Since	Independent	Audit	Compensation and Leadership Development	Governance and Nominating	Strategy and Acquisitions	Executive
John Tyson m	63	1984	No					✓
Gaurdie E. Banister Jr. †	59	2011	Yes		✓		✓
Mike Beebe	69	2015	Yes			✓	✓
Mikel A. Durham	53	2015	Yes	✓		✓	✓*
Tom Hayes	51	2016	No
Kevin M. McNamara :	60	2007	Yes	✓*	✓			✓
Cheryl S. Miller :	44	2016	Yes	✓
Brad T. Sauer	57	2008	Yes		✓*		✓
Jeffrey K. Schomburger	54	2016	Yes				✓
Robert Thurber	69	2009	Yes	✓		✓*
Barbara A. Tyson	67	1988	Yes					✓
m Chairman of the Board *Committee Chairperson    † Lead Independent Director      : Audit Committee Financial Expert

FISCAL YEAR 2016 BUSINESS HIGHLIGHTS
The Company’s total sales in fiscal year 2016 were $36.9 billion. Operating income for the same period increased 31% over fiscal year 2015 to $2.833 billion. The Board of Directors increased quarterly dividends on our common stock by 50% beginning in December 2015.

GOVERNANCE HIGHLIGHTS
The Company is committed to good corporate governance, which promotes the long-term interests of shareholders, strengthens the Board of Directors and management accountability, and helps build public trust in the Company. Some of the Company’s key governance features include:

•	9 of 11 director nominees are independent

•	Separation of the roles of Chairman, CEO and Lead Independent Director

•	Annual board and committee self-evaluations

•	Average board meeting attendance in excess of 95%

•	Deferred shares for directors and strong ownership requirements for directors and senior officers

•	Independent board committees (other than the Executive Committee)

•	Robust Code of Conduct

•	Board makeup highlighted by strong leadership, diversity and experience

•	Regular executive sessions of independent directors

The following table contains certain information about the Board of Directors and its committees during fiscal year 2016.

	Number of Members During Fiscal Year 2016	Independent Membership	Number of Meetings During Fiscal Year 2016
Board of Directors	9*	78%	8
Audit Committee	3	100%	4
Compensation and Leadership Development Committee	3	100%	5 (and 1 written consent)
Governance and Nominating Committee	3	100%	8
Strategy and Acquisitions Committee	4	100%	10
Executive Committee	3	67%	4 written consents
*From December 8, 2015 until February 5, 2016, there were ten members of the Board of Directors.

EXECUTIVE COMPENSATION SUMMARY

Our executive compensation program is rooted in maintaining a strong link between pay and performance, which we believe results in a better alignment of compensation with corporate goals and shareholder interests. Through our executive compensation program, we emphasize attainment of Company goals, both short- and long-term, and seek to foster a commitment to performance that enhances shareholder value. Our key executive compensation practices include the following:

•	High percentage of pay is variable and at risk

•	Target pay for our executive officers is at or near the median of our comparison groups

•	Substantial stock ownership guidelines and holding requirements

•	Balanced mix of short- and long-term incentives

•	Performance targets set at challenging levels
We provide a compensation package designed to attract, motivate and retain superior executive talent for the long-term. We believe that total compensation opportunities should reflect each executive officer’s role, skills, experience level and individual contributions to the Company and be competitive with the organizations with which we compete for talent. We also believe that as an executive officer’s responsibility increases, a significant portion of his or her compensation should be dependent on Company earnings and performance goals. In fiscal year 2016, approximately two-thirds of our named executive officers’ target total compensation opportunity was at-risk.
Detailed information regarding our executive compensation programs, practices and philosophy can be found in the Proxy Statement under the section titled “Compensation Discussion and Analysis” and the compensation tables of the Proxy Statement.

HOW PAY IS TIED TO COMPANY PERFORMANCE
Incentive payments under the Company’s cash performance incentive payment plan are based on performance measures established by the Compensation and Leadership Development Committee. For fiscal year 2016, the committee selected Adjusted EBIT, which is operating income before interest and taxes and takes into account unusual or unique items, as the performance measure under the plan. The committee believes Adjusted EBIT is an appropriate measure of Company performance to utilize in making performance-based compensation decisions because senior management uses this same measure, in large part, to evaluate the day-to-day performance of the business. Adjusted EBIT for purposes of performance incentive payments for fiscal year 2016 was $2.831 billion, which resulted in performance incentive payment eligibility for our NEOs at approximately 167% of each of their target performance incentive payment amounts.

Performance stock grants under the Company’s equity compensation plans are also based on performance measures chosen by the committee. For fiscal year 2016, the committee selected the achievement of a 3-year cumulative Adjusted EBIT performance goal measured from the beginning of fiscal year 2016, and a comparison of the performance of the Company’s Class A Common Stock relative to the stock prices of a compensation peer group over the same 3-year period. Each performance criterion accounts for one-half of the performance stock award.

v

Tyson Foods, Inc.
2200 West Don Tyson Parkway
Springdale, Arkansas 72762-6999
PROXY STATEMENT
For
ANNUAL MEETING OF SHAREHOLDERS
To Be Held
February 9, 2017
GENERAL INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING
Why am I receiving these proxy materials?
Tyson Foods, Inc., a Delaware corporation (“the Company”) has made these materials available to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company, for use at the Annual Meeting of Shareholders (the “Annual Meeting”), to be held at the Holiday Inn Northwest Arkansas Convention Center, 1500 South 48th Street, Springdale, Arkansas, on Thursday, February 9, 2017 at 10:00 a.m., Central time. These materials were first sent or made available to shareholders on December 22, 2016. You are invited to attend the Annual Meeting and are requested to vote on the matters described in this Proxy Statement.
What is included in the proxy materials?
These materials include:

•	this Proxy Statement for the Annual Meeting; and

•	the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2016.
If you request printed versions of these materials be sent to you by mail, these materials will also include a proxy card and voting instruction form for the Annual Meeting.
Why did I receive a one-page notice in the mail regarding the Internet availability of the proxy materials instead of a full set of the proxy materials?
Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), the Company has elected to provide access to its proxy materials over the Internet. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request a printed set of our proxy materials, including a proxy card. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability of Proxy Materials. We encourage you to take advantage of the availability of the proxy materials on the Internet in order to help reduce our costs and the environmental impact of the Annual Meeting.
How can I get electronic access to the proxy materials?
The Notice of Internet Availability of Proxy Materials provides you with instructions regarding how to view the proxy materials for the Annual Meeting on the Internet and how to instruct the Company to send future proxy materials, including the Notice of Internet Availability of Proxy Materials, to you electronically by email. The Company’s proxy materials are also available on the Company’s Investor Relations website at http://ir.tyson.com.
If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials electronically will remain in effect until you terminate it.

What items will be voted on at the Annual Meeting?
The following matters will be presented for shareholder consideration and voting at the Annual Meeting:

•	To elect the eleven director nominees named in this Proxy Statement to the Board;

•	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending September 30, 2017;

•	To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers;

•	To approve, on a non-binding advisory basis, the frequency of the advisory vote regarding the compensation of the Company’s named executive officers;

•	To consider and act upon the shareholder proposals described in this Proxy Statement, if properly presented at the Annual Meeting; and

•	To consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
What are the Board’s voting recommendations?
The Board recommends that you vote your shares:

•	FOR the election of each of the director nominees named in this Proxy Statement to the Board;

•	FOR ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2017;

•	FOR the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers;

•	FOR 3 years as the frequency of the non-binding advisory vote regarding the compensation of the Company’s named executive officers; and

•	AGAINST each of the shareholder proposals.
What is the difference between a shareholder of record and a beneficial owner of shares held in street name?
Shareholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Computershare, Inc., you are considered the shareholder of record with respect to those shares, and the Notice of Internet Availability of Proxy Materials was sent directly to you by the Company. As a shareholder of record, you have the ability to vote your shares via the Internet, telephone, mail or in person. If you request printed copies of the proxy materials by mail, you will also receive a proxy card.
Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice of Internet Availability of Proxy Materials was forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you request printed copies of the proxy materials by mail, you will also receive a voting instruction form from the organization holding your shares.
If I am a shareholder of record of the Company’s shares, how do I vote using the Company’s proxy materials?
There are four ways to vote using the Company’s proxy materials:

•
Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials, or, if you request printed copies of the proxy materials be sent to you by mail, by following the instructions provided with the proxy card.

•	By telephone. If you request printed copies of the proxy materials be sent to you by mail, you may vote by proxy by calling the toll-free number found on the proxy card.

•	By mail. If you request printed copies of the proxy materials be sent to you by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

•	In person. You may vote in person at the Annual Meeting. If you desire to vote in person at the Annual Meeting, please request a ballot when you arrive.

If I am a beneficial owner of shares held in street name, how do I vote using the Company’s proxy materials?
There are four ways to vote using the Company’s proxy materials:

•
Via the Internet. You may vote by proxy via the Internet by visiting http://www.proxyvote.com and entering the control number found in the Notice of Internet Availability of Proxy Materials, or, if you request printed copies of the proxy materials be sent to you by mail, by following the instructions provided in the voting instruction form you received from the organization holding your shares.

•
By telephone. If you request printed copies of the proxy materials be sent to you by mail, you may vote by proxy by calling the toll-free number found on the voting instruction form you received from the organization holding your shares.

•
By mail. If you request printed copies of the proxy materials be sent to you by mail, you may vote by proxy by filling out the voting instruction form you received from the organization that holds your shares and sending it back in the envelope provided.

•
In person. You may vote in person at the Annual Meeting by first obtaining a legal proxy from the organization that holds your shares. If you obtain such a proxy and desire to vote in person at the Annual Meeting, please request a ballot when you arrive.

Can I change my vote after I have voted?
You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again on a later date via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a proxy card or voting instruction form with a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering to the Company’s corporate secretary at 2200 West Don Tyson Parkway, Mail Stop CP004, Springdale, Arkansas 72762-6999, a written notice of revocation prior to the Annual Meeting.
Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except:

•	as necessary to meet applicable legal requirements;

•	to allow for the tabulation and certification of votes; and

•	to facilitate a successful proxy solicitation.
Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to the Company’s management and the Board.
Where can I find the voting results of the Annual Meeting?
The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by Broadridge Financial Solutions, Inc., the inspector of the Annual Meeting, and published within four business days following conclusion of the Annual Meeting.
How can I attend the Annual Meeting?
Only persons owning shares at the close of business on December 12, 2016, the record date for the Annual Meeting, will be entitled to attend and vote at the Annual Meeting and any adjournments or postponements thereof. If you plan to attend the Annual Meeting, an admission ticket is required and can be obtained by contacting Tyson Foods Investor Relations via email at ir@tyson.com or by telephone at (479) 290-4524. The Annual Meeting will also be webcast live on the Company’s Investor Relations website at http://ir.tyson.com.

OUTSTANDING STOCK AND VOTING RIGHTS
Generally. As of December 12, 2016, the outstanding shares of the Company’s capital stock consisted of 287,705,222 shares of Class A Common Stock, $0.10 par value (“Class A Common Stock”), and 70,010,755 shares of Class B Common Stock, $0.10 par value (“Class B Common Stock”). The holders of record of the shares of Class A Common Stock and Class B Common Stock outstanding at the close of business on December 12, 2016, the record date for the Annual Meeting, will vote together as a single class on all matters submitted to shareholders and such other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof. Each share of Class A Common Stock will entitle the holder to one vote on all such matters and each share of Class B Common Stock will entitle the holder to ten votes on all such matters.
Quorum. The holders of a majority of the voting power of the Company’s outstanding Class A Common Stock and Class B Common Stock, treated as a single class, must be present in person or represented by proxy to hold the Annual Meeting.
Approval Standards. The Company’s by-laws provide that in an uncontested election of directors, each director nominee will be elected by a majority of the votes cast for his or her election at the meeting. A majority of votes cast means that the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director. In a contested election (an election in which the number of nominees exceeds the number of directors to be elected), the directors will be elected by a plurality of the votes cast on the election of directors. The election of directors to be held at the Annual Meeting is an uncontested election, thus the majority vote standard will apply.
A majority of the votes cast at the Annual Meeting is required to ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm for the Company for the fiscal year ending September 30, 2017, to approve, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers, and to approve each of the shareholder proposals.
The non-binding advisory vote with respect to the determination as to whether the non-binding advisory vote to approve the compensation of the Company’s named executive officers shall occur every one, two or three years shall be decided by a plurality of the votes cast among the three alternatives. This means that the alternative receiving the most votes will be considered to be the expressed preference of the shareholders, even if those votes do not constitute a majority of the votes cast.
The form of proxy card or voting instruction form provides a method for shareholders to vote for, against or to abstain from voting with respect to (i) each director nominee, (ii) the ratification of the selection of PwC as the Company’s independent registered public accounting firm, (iii) the non-binding advisory vote to approve the compensation of the Company’s named executive officers, and (iv) each of the shareholder proposals. The form of proxy card or voting instruction form also provides a method for shareholders to vote for one year, two years or three years or to abstain from voting with respect to the non-binding advisory vote on the frequency of the advisory vote regarding the compensation of the Company’s named executive officers.
Broker Non-Votes and Abstentions. Under the rules of the New York Stock Exchange (“NYSE”), brokers, banks or other similar organizations holding shares in street name for customers who are beneficial owners of such shares are prohibited from voting or giving a proxy to vote such customers’ shares on “non-routine” matters in the absence of specific instructions from such customers. This is commonly referred to as a “broker non-vote.” Broker non-votes will be counted for quorum purposes but will not be counted as votes cast either for or against a proposal. In other words, broker non-votes are not considered “votes cast.” The election of directors, the non-binding advisory vote to approve the compensation of the Company’s named executive officers, the non-binding advisory vote on the frequency of the advisory vote regarding the compensation of the Company’s named executive officers and the shareholder proposals are considered “non-routine” matters under applicable NYSE rules and, therefore, if you hold your shares through a bank, broker or other similar organization, the organization may not vote your shares on these matters absent specific instructions from you. As such, there may be broker non-votes with respect to these matters. However, broker non-votes will have no impact on the outcome of these matters because, as stated above, they are not considered “votes cast” for voting purposes. On the other hand, the ratification of the selection of PwC as the Company’s independent registered public accounting firm is considered a “routine” matter under the current rules of the NYSE, therefore, the organization that holds your shares may vote on this matter without instructions from you and no broker non-votes will occur with respect to this matter.
As with broker non-votes, abstentions are counted for quorum purposes but will not be counted as votes cast either for or against a proposal. In other words, abstentions are not considered “votes cast.” Accordingly, abstentions will have no impact on the outcome on the proposals contained in this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The table below sets forth certain information as of December 12, 2016 regarding the only persons known by the Company to own, directly or indirectly, more than 5% of either of its two classes of Common Stock:

Title of Class	Name and Address of Beneficial Owner	Amount And Nature of Beneficial Ownership		Percent of Class
Class B Common Stock	Tyson Limited Partnership 2200 West Don Tyson Parkway Springdale, AR 72762-6999	70,000,000	(1)	99.98%
Class A Common Stock	Vanguard Group Inc. 100 Vanguard Blvd. Malvern, PA 19355	25,825,088	(2)	8.98%
Class A Common Stock	T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	21,443,819	(3)	7.45%
Class A Common Stock	BlackRock, Inc. 40 East 52nd Street New York, NY 10022	20,159,770	(4)	7.01%
_______________________________

(1)
70,000,000 shares of Class B Common Stock and 2,743,680 shares of Class A Common Stock are owned of record by the Tyson Limited Partnership, a Delaware limited partnership (“TLP”). The limited partners (and their respective partnership interests in the TLP) are as follows: the Tyson 2009 Family Trust (53.4881%), the BT 2015 Fund (45.2549%) and the Donald J. Tyson Revocable Trust (.1257%). The descendants of Don Tyson, including Mr. John Tyson, Chairman of the Board of the Company, are the sole beneficiaries of the Tyson 2009 Family Trust. Ms. Barbara A. Tyson, the widow of Randal W. Tyson and a director of the Company, is the sole income beneficiary of and has limited dispositive power with respect to the BT 2015 Fund. Mr. Tyson is one of the contingent beneficiaries of the BT 2015 Fund. The descendants of Don Tyson, including Mr. Tyson, are the sole beneficiaries of the Donald J. Tyson Revocable Trust. The general partners of the TLP, who in the aggregate have a 1.1313% partnership interest in the TLP, are Mr. Tyson, Ms. Tyson, Mr. Harry C. Erwin, III and the Tyson Partnership Interest Trust (“TPIT”), whose trustees are Mr. Erwin, Mr. Thomas B. Schueck and Mr. W.H. Taylor. A managing general partner of the TLP has the exclusive right, subject to certain restrictions, to do all things on behalf of the TLP necessary to manage, conduct, control and operate the TLP’s business, including the right to vote all shares or other securities held by the TLP, as well as the right to mortgage, pledge or grant security interests in any assets of the TLP. However, the TLP has no managing general partner at this time. Until a new managing general partner is selected, the management rights of the managing general partner may be exercised by a majority of the percentage interests of the general partners, which no single general partner currently possesses. The percentage of general partnership interests of the TLP are as follows: TPIT (44.44%); Mr. Tyson (33.33%); Ms. Tyson (11.115%); and Mr. Erwin (11.115%). The TPIT terminates on December 31, 2016. Upon termination, the general partnership interests held by the TPIT will transfer to the Donald J. Tyson Revocable Trust of which Mr. Tyson, Mr. Schueck and Mr. Erwin are the trustees. The TLP terminates December 31, 2040. Additionally, the TLP may be dissolved upon the occurrence of certain events, including (i) a written determination by the managing general partner that the projected future revenues of the TLP will be insufficient to enable payment of costs and expenses, or that such future revenues will be such that continued operation of the TLP will not be in the best interest of the partners, (ii) an election to dissolve the TLP by the managing general partner that is approved by the affirmative vote of a majority in percentage interest of all general partners, or (iii) the sale of all or substantially all of the TLP’s assets and properties. The withdrawal of the managing general partner or any other general partner (unless such partner is the sole remaining general partner) will not cause the dissolution of the TLP. Upon dissolution of the TLP, each partner, including all limited partners, will receive in cash or otherwise, after payment of creditors, loans from any partner, and return of capital account balances, their respective percentage interests in the TLP assets.

(2)
This amount includes 548,195 shares, 30,000 shares, 25,243,110 shares and 581,978 shares in which the holder exercises sole voting power, shared voting power, sole dispositive power and shared dispositive power, respectively. The information provided is based solely on information obtained from a Schedule 13G/A filed with the SEC on or about February 11, 2016, by Vanguard Group, Inc. The information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in such Schedule 13G/A.

(3)
This amount includes 6,520,756 shares and 21,410,369 shares in which the holder exercises sole voting power and sole dispositive power, respectively. The information provided is based solely on information obtained from a Schedule 13G filed with the SEC on or about February 12, 2016, by T. Rowe Price Associates, Inc. The information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in such Schedule 13G.

(4)
This amount includes 17,415,383 shares, 3,576 shares, 20,156,194 shares and 3,576 shares in which the holder exercises sole voting power, shared voting power, sole dispositive power and shared dispositive power, respectively. The information provided is based solely on information obtained from a Schedule 13G/A filed with the SEC on or about February 10, 2016, by BlackRock, Inc. The information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in such Schedule 13G/A.

SECURITY OWNERSHIP OF MANAGEMENT
The table below sets forth information with respect to the beneficial ownership of Class A Common Stock, as of December 12, 2016, by the Company’s directors (each of whom, with the exception of Mr. Smith, is a director nominee), named executive officers and by all directors and executive officers as a group (who, individually or collectively, do not directly own any shares of Class B Common Stock):

Name of Beneficial Owner	Amount and Nature Of Beneficial Ownership (#)(1)	Percent of Class
John Tyson (2)(3)	3,035,552	1.06%
Gaurdie E. Banister Jr. (4)	25,867	*
Mike Beebe (4)	0	*
Mikel A. Durham (4)	0	*
Tom Hayes	151,766	*
Kevin M. McNamara (4)	22,196	*
Cheryl S. Miller	0	*
Brad T. Sauer (4)	8,824	*
Jeffrey K. Schomburger	0	*
Donnie Smith (5)	2,194,378	*
Robert Thurber (4)	12,497	*
Barbara A. Tyson (2)(4)	202,267	*
Donnie King	345,768	*
Dennis Leatherby	366,324	*
Noel White	286,069	*
All Directors and Executive Officers as a Group (23 persons)	7,626,666	2.65%
_______________________________

*	Indicates less than 1%.

(1)
The amounts in this column include beneficial ownership of shares with respect to which voting or investment power may be deemed to be directly or indirectly controlled. Accordingly, the shares shown in the table include shares owned directly, shares held in such person's account under the Company's Employee Stock Purchase Plan, shares owned by certain of the individual's family members and shares held by the individual as a trustee or in a fiduciary or other similar capacity, unless otherwise disclaimed and/or described below. The amounts in this column also include shares subject to options exercisable on or within 60 days of December 12, 2016, in the following amounts: Mr. Tyson (511,761); Mr. Hayes (67,914); Mr. Smith (1,951,886); Mr. King (132,538); Mr. Leatherby (210,873); Mr. White (134,887) and the other executive officers (461,442).

(2)
The amounts in these rows do not include any shares of Class A Common Stock or Class B Common Stock owned by the TLP, of which Mr. Tyson and Ms. Tyson are general partners. The TLP owns 99.98% of the outstanding Class B Common Stock and .95% of the outstanding Class A Common Stock, which results in the TLP controlling 71.14% of the aggregate vote of Class A Common Stock and Class B Common Stock. When combined with the total ownership of directors and executive officers as a group, the aggregate voting percentage increases to 71.93%. The TLP and its ownership of such stock are further described in footnote 1 to the table titled “Security Ownership of Certain Beneficial Owners” in this Proxy Statement.

(3)	Mr. Tyson’s amount includes 1,455,844 shares pledged as security for loans.

(4)
The amounts in these rows do not include grants of deferred stock awards of Class A Common Stock made on the date(s) of re-election to the Board by shareholders (see the section titled “Director Compensation for Fiscal Year 2016” in this Proxy Statement) to each of Mr. Banister (6,763); Mr. Beebe (2,645); Ms. Durham (2,645); Mr. McNamara (45,149); Mr. Sauer (32,607); Mr. Thurber (32,797); and Ms. Tyson (22,410).

(5)	This amount does not include 187,166 options which are expected to vest on an accelerated basis following Mr. Smith’s departure on December 31, 2016.

ELECTION OF DIRECTORS
The number of directors that will serve on the Board following the Annual Meeting will be eleven but may be changed from time to time in the manner provided in the Company’s by-laws. Each director is elected until the next annual meeting of shareholders and until such director’s successor is duly elected and qualified. Our by-laws provide that no person shall be nominated to serve as a director after he or she has passed his or her 72nd birthday (the “Retirement Age By-law”), unless the Board has voted, on an annual basis, to waive or continue to waive the Retirement Age By-law for a nominee.
Set forth below is biographical information for each director nominee chosen by the Board to stand for election at the Annual Meeting. The slate consists of nine independent directors and two non-independent directors. Each of the director nominees is currently serving as a director of the Company and, except for Mr. Hayes, Ms. Miller and Mr. Schomburger, was elected at the 2016 annual meeting of shareholders. The Board recommends that each director nominee be elected at the Annual Meeting.

John Tyson, 63, is Chairman of the Board. Mr. Tyson has been a member of the Board since 1984, has served as Chairman since 1998, and served as Chief Executive Officer from 2001 until 2006. Mr. Tyson has devoted his professional career to the Company and brings extensive understanding of the Company, its operations and the protein and food processing industries to the Board. Through his leadership experience gained as a former Chief Executive Officer of the Company, Mr. Tyson provides the Board with critical insight into the Company’s business. In addition, Mr. Tyson, through his association with the TLP, has a substantial personal interest in the Company. The Board believes that Mr. Tyson’s leadership experience and knowledge of the Company acquired through his years of service to the Company and his personal stake in its success qualify him to serve on the Board.

John Tyson

Gaurdie E. Banister Jr., 59, currently retired, was the President and Chief Executive Officer of Aera Energy LLC, a $5 billion oil and gas producer jointly owned by Shell and ExxonMobil, from 2007 until his retirement in 2015. Prior to joining Aera Energy, Mr. Banister held a number of management positions with Shell where he had responsibility for, among other things, strategic planning and mergers and acquisitions. Mr. Banister also serves on the board of Marathon Oil Corporation. Mr. Banister has been a member of the Board since 2011. The Board believes his more than 30 years in the oil and gas industry, which included significant involvement in international business, strategic planning and mergers and acquisitions, along with his leadership experience as CEO of one of California’s largest oil and gas producers, qualify him to serve on the Board.

Gaurdie E. Banister Jr.

Mike Beebe, 69, currently serves as a member of the Governors’ Council of the Bipartisan Policy Center (“BPC”) in Washington, D.C. Prior to joining the BPC, he served as the Governor of the State of Arkansas from 2007 to 2015. Prior to the governorship, he served as the state’s Attorney General from 2003 to 2007, prior to which he served as a state senator for 20 years. Mr. Beebe also serves on the board of Home BancShares, Inc. Mr. Beebe has been a member of the Board since 2015. The Board believes that his extensive leadership experience, ability to collaborate and his long-time support and understanding of business qualify him to serve on the Board.

Mike Beebe

Mikel A. Durham, 53, previously served as the Chief Commercial Officer for CSM Bakery Solutions LLC (“CSM”), a global bakery supply manufacturer from 2014 to 2016. Prior to joining CSM, Ms. Durham held a number of management positions with PepsiCo, Inc. between 2009 and 2014, finally serving as global growth officer for PepsiCo Foodservice. Ms. Durham has been a member of the Board since 2015. The Board believes her background in branded consumer packaged goods, deep understanding of the foodservice industry and experience leading international growth strategies qualify her to serve on the Board.

Mikel A. Durham

Tom Hayes, 51, is President of the Company, having been appointed to that position in June 2016. Mr. Hayes also will become Chief Executive Officer effective December 31, 2016. Mr. Hayes has been a member of the Board since November 2016. Prior to his appointment as President, he served as Chief Commercial Officer since June 2015, prior to which he served as President, Foodservice since 2014. Prior to this appointment, Mr. Hayes served as Chief Supply Chain Officer for The Hillshire Brands Company (formerly the Sara Lee Corporation) since 2009. The Company acquired The Hillshire Brands Company in 2014. The Board believes Mr. Hayes’ overall 29-year experience in the food industry and his successful tenure in roles of increasing responsibility with the Company qualify him to serve on the Board.

Tom Hayes

Kevin M. McNamara
Kevin M. McNamara, 60, is Chief Executive Officer for CenseoHealth, a nationwide leader in physician in-home health assessments and is the founding principal of McNamara Family Ventures, a family investment office providing venture and growth capital to health care companies. He also served as an operating partner in Health Evolution Partners, a healthcare focused private equity firm, from April 2013 through October 2014, and in that capacity served on the board of directors of Optimal Radiology Partners. He also served as the Chairman of Agilum Healthcare Intelligence, a healthcare business intelligence company, from 2011 to 2015. He previously served as the Vice Chairman of Leon Medical Centers, a healthcare provider for Medicare patients in Miami-Dade County, Florida, from 2010 to 2011. From 2005 to 2009 he was Executive Vice President, Chief Financial Officer and Treasurer of HealthSpring, Inc., a managed care company. Mr. McNamara also serves on the board of Luminex Corporation. Mr. McNamara has been a member of the Board since 2007. Mr. McNamara’s financial expertise and professional experience are critical to the Board, the Audit Committee and the Compensation and Leadership Development Committee. His experience overseeing financial reporting processes, internal accounting and financial controls, as well as managing independent auditor engagements, qualifies him as an “audit committee financial expert” within the meaning of the regulations of the SEC. The Board believes that Mr. McNamara’s financial expertise and management experience as both a principal financial officer and director of other public companies qualify him to serve on the Board.

Cheryl S. Miller, 44, is Executive Vice President and Chief Financial Officer for AutoNation, Inc., a publicly-traded automotive retailer with major metropolitan franchises and e-commerce operations. She has served in this position since 2014, prior to which she served as Treasurer and Vice President of Investor Relations since 2010 in which she was responsible all aspects of treasury, investor relations and risk management. Prior to this position, Ms. Miller served as Vice President and Treasurer for JM Family Enterprises, a diversified automotive company, and ION Media Networks. Ms. Miller has been a member of the Board since December 2016. Her experience overseeing financial reporting processes, internal accounting and financial controls, as well as managing independent auditor engagements, qualifies her as an “audit committee financial expert” within the meaning of the regulations of the SEC. The Board believes that Ms. Miller’s more than 20 years of corporate finance experience, financial statement expertise and deep understanding of public company shareholder matters qualify her to serve on the Board.

Cheryl S. Miller

Brad T. Sauer, 57, currently retired, served as Executive Vice President, 3M Industrial Business Group, the division of 3M that provides tapes, abrasives, adhesives, specialty materials and filtration systems to diverse markets, from 2012 to 2014. He previously served as Executive Vice President, Health Care Business for 3M Company, the division of 3M that supplies products designed to improve the quality of care to health care professionals, and served in that capacity from 2004 to 2012. Mr. Sauer has been a member of the Board since 2008. Mr. Sauer’s career and management expertise spans many disciplines, including sales and marketing, technology and product innovation, and manufacturing quality and processes, which allows him to bring an extensive, multi-disciplined perspective to the Board. In addition, Mr. Sauer’s experience as an executive officer of a Fortune 500 company helps him understand the Company’s challenges in a global marketplace. The Board believes that Mr. Sauer’s diverse management experience qualifies him to serve on the Board.

Brad T. Sauer

Jeffrey K. Schomburger, 54, is Global Sales Officer, Customer Business Development, for The Procter & Gamble Company (P&G). He has held numerous leadership positions with P&G since joining the company in 1984, including President of the global Walmart team from 2005 to 2015. He began his career with P&G as a sales representative and held positions of increasing responsibility in the company’s paper products business. He progressed to the company’s customer marketing organization, managing various assignments in western Europe before returning to the United States to manage P&G’s Walmart team in 2005. Mr. Schomburger has been a member of the Board since December 2016. The Board believes that Mr. Schomburger’s deep understanding of the branded consumer packaged goods business and his extensive management experience qualify him to serve on the Board.

Jeffrey K. Schomburger

Robert Thurber, 69, currently retired, served as Vice President of purchasing from 1987 to 2007 for Sysco Corporation, which markets and distributes food products to restaurants, healthcare and educational facilities, lodging establishments, and other foodservice and hospitality businesses. Mr. Thurber has been a member of the Board since 2009. Mr. Thurber’s experience at a leading marketer and distributor of food products to the foodservice industry is particularly relevant given the Company’s position as a leading supplier of high quality protein and other food products to the foodservice industry. The Board believes that Mr. Thurber’s extensive understanding of the foodservice industry provides valuable insight to address the challenges, opportunities and operations of the Company’s complex business operations. The Board believes these attributes qualify him to serve on the Board.

Robert Thurber

Barbara A. Tyson, 67, served as Vice President of the Company until 2002, after which she became a consultant to the Company through 2011. Ms. Tyson has been a member of the Board since 1988. Through her years of experience as both an officer and director of the Company, Ms. Tyson developed an understanding of the Company and its operations, which allows her to assist the Board in its development of the Company’s long-term strategy. Ms. Tyson, as the sole income beneficiary of the BT 2015 Fund, also has a substantial personal interest in the Company. The Board believes that Ms. Tyson’s management experience, understanding of the Company and personal interest in the Company’s success qualify her to serve on the Board.

Barbara A. Tyson

Board Recommendation
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE SLATE OF DIRECTORS NOMINATED BY THE BOARD.
PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” EACH COMPANY NOMINEE UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.

Vote Required
Approval of a nominee for director requires the affirmative vote of a majority of the votes cast at the Annual Meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class.
Shareholders are not entitled to cumulate voting with respect to the election of directors. The Board contemplates that all of the director nominees will be able to stand for election, but should any director nominee become unavailable for election, all proxies will be voted for the election of a substitute nominated by the Board (unless the Board chooses to reduce the number of directors on the Board).

INFORMATION REGARDING THE BOARD AND ITS COMMITTEES

Family and Other Relationships. Ms. Tyson is the aunt of Mr. Tyson. There are no other family relationships among the director nominees or the Company’s executive officers. By reason of its beneficial ownership of the Company’s common stock, the TLP is deemed to be a controlling person of the Company. Other than the TLP, none of the companies or organizations listed in the director nominees’ biographies above is a parent, subsidiary or affiliate of the Company.

Director Independence. After reviewing all relevant relationships of the directors, the Board has determined that each of director nominees Mr. Banister, Mr. Beebe, Ms. Durham, Mr. McNamara, Ms. Miller, Mr. Sauer, Mr. Schomburger, Mr. Thurber and Ms. Tyson qualify as independent directors in accordance with the NYSE corporate governance rules. The Board had previously determined that former director Jim Kever, who served as a member of the Audit Committee during part of the 2016 fiscal year until the 2016 annual meeting of shareholders, also qualified as an independent director. In making its independence determinations, the Board considered all relevant transactions, relationships or arrangements disclosed in this Proxy Statement under the section titled “Certain Transactions” and the following:

•
Ms. Durham was Chief Commercial Officer of CSM until April 2016. During fiscal years 2016, 2015 and 2014, the Company paid CSM $833,362, $1,284,575, and $25,038, respectively, for direct purchases of bakery-related supplies and materials, which in each year was less than two percent (2%) of CSM’s gross revenues. Under the NYSE rules, a director may be considered independent if payments made to an entity with which the director is affiliated are less than the greater of $1,000,000 or two percent (2%) of the affiliated entity’s gross revenues in any of the last three fiscal years. Ms. Durham did not personally benefit from any of the purchases. Based on the foregoing facts, the Board has determined that Ms. Durham did not have a direct or indirect material interest in the transactions and this relationship does not affect Ms. Durham’s independence.

•
Each of Mr. Tyson, Mr. Kever and Mr. McNamara has an investment in a privately held company for which Mr. Kever is a director. Neither Mr. Tyson nor Mr. McNamara has any business relationship with, and neither Mr. Tyson nor Mr. McNamara serve as a director or officer of this company. Based on the foregoing facts, the Board had previously determined that this relationship did not affect Mr. Kever’s independence during the part of the 2016 fiscal year in which he served as a director.

Board and Shareholder Meetings. The Board held eight meetings during fiscal year 2016. Directors’ attendance rate during fiscal year 2016 for all Board and committee meetings was 95.3%. The Company expects all directors to attend each annual meeting of shareholders. All directors as of the 2016 annual meeting of shareholders, with the exception of Mr. Kever who had previously announced his intent not to stand for re-election to the Board, attended that meeting.

Executive Sessions; Lead Independent Director. Independent directors meet in executive session without management present each time the Board holds its regularly scheduled quarterly meetings, and these sessions are presided over by the Lead Independent Director. Mr. Banister served as the Lead Independent Director for fiscal year 2016. The independent directors held four executive sessions during fiscal year 2016. In addition, each Board committee regularly holds an executive session after each quarterly meeting with the chair of the committee presiding over the executive session.

Leadership Structure. The Board’s current leadership structure consists of a Chairman of the Board and a Lead Independent Director. Pursuant to the Company’s Corporate Governance Principles, the Board is permitted to either separate or combine the positions of Chief Executive Officer and Chairman of the Board as it deems appropriate from time to time. Since 2006, these positions have been held by separate individuals. The Lead Independent Director is annually selected by the Board from among the independent directors. The Board reviews the continued appropriateness and effectiveness of this leadership structure at least annually. At the present time, the Board believes that separation of the positions of Chief Executive Officer and Chairman of the Board, combined with the role of the Lead Independent Director, improves the ability of the Board to exercise its oversight role over management, provides multiple opportunities for discussion and evaluation of management decisions and the direction of the Company, and ensures a significant role for non-management directors in the oversight and leadership of the Company. The Board understands that maintaining qualified independent and non-management directors on the Board is an integral part of effective corporate governance. Accordingly, it believes the current leadership structure of the Board strikes an appropriate balance between independent directors, management and directors affiliated with the TLP, the Company’s controlling shareholder, which allows the Board to effectively represent the best interests of the Company’s entire shareholder base.

Risk Oversight. Management has the primary responsibility for identifying and managing the risks facing the Company, subject to the oversight of the Board. The Board’s committees assist in discharging its risk oversight role by performing the subject matter responsibilities outlined below in the descriptions of each committee. The Board retains full oversight responsibility for all subject matters not specifically assigned to a committee, including risks presented by competition, regulation, general industry trends and capital structure and allocation. On an annual basis, management conducts an enterprise risk assessment as well as an evaluation and alignment of its risk mitigation activities. Management reviews the results of this periodic assessment with the appropriate committees of the Board.

The Board’s administration of its risk oversight function has not specifically affected the Board’s leadership structure. In establishing the Board’s current leadership structure, risk oversight was one factor among many considered by the Board, and the Board believes that the current leadership structure is conducive to and appropriate for its risk oversight function. The Board regularly reviews its leadership structure and evaluates whether it, and the Board as a whole, is functioning effectively. If in the future the Board believes that a change in its leadership structure is required to, or potentially could, improve the Board’s risk oversight function, it may make any change it deems appropriate.

Audit Committee. The Audit Committee’s primary function is to assist the Board in fulfilling its responsibilities through regular review and oversight of the Company’s financial reporting, audit and accounting processes. See the section titled “Report of the Audit Committee” in this Proxy Statement. The members of the Audit Committee are Mr. McNamara, as Chairman, Ms. Durham, Ms. Miller and Mr. Thurber, all of whom, with the exception of Ms. Miller, who was appointed in December 2016, were members during fiscal year 2016. Each of these individuals qualifies as an “independent” director under the SEC rules and the NYSE listing standards relating to audit committees. The Board has determined each member of the Audit Committee is knowledgeable and qualified to review financial statements. In addition, the Board has determined that each of Mr. McNamara and Ms. Miller qualifies as an “audit committee financial expert” within the meaning of the regulations of the SEC. The Board had previously determined that Jim Kever, who served as a member of the Audit Committee during part of the 2016 fiscal year until the 2016 annual meeting of shareholders, was an “independent” director under the SEC rules and the NYSE listing standards relating to audit committees, was knowledgeable and qualified to review financial statements, and qualified as an “audit committee financial expert.” The Audit Committee held four meetings during fiscal year 2016.

Compensation and Leadership Development Committee. The Compensation and Leadership Development Committee’s primary functions are to (i) establish the Company’s compensation policies, (ii) oversee the administration of the Company’s employee benefit plans, and (iii) oversee the development, retention and succession of the Company’s executive officers. The members of the Compensation and Leadership Development Committee are Mr. Sauer, as Chairman, Mr. Banister and Mr. McNamara. Each of these individuals qualifies as an “independent” director under the SEC rules and the NYSE listing standards relating to compensation committees. In addition, each member of the Compensation and Leadership Development Committee meets the definition of “outside director” under Section 162(m) of the Internal Revenue Code, as amended (“Section 162(m)”) and “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Compensation and Leadership Development Committee held five meetings and took action by written consent in lieu of a meeting one time during fiscal year 2016.

Although the Compensation and Leadership Development Committee is currently composed entirely of independent directors, is governed by a charter in accordance with NYSE rules, and intends to conduct annual performance evaluations, the Company has elected to rely on the “controlled company” exemption from certain of the NYSE corporate governance rules applicable to compensation committees, including the requirements that the Compensation and Leadership Development Committee:

•	determine and approve the compensation of the Chief Executive Officer; and

•
take into consideration any factors relevant to a person’s independence from management before selecting such person as a compensation consultant, legal counsel or other adviser to the Compensation and Leadership Development Committee.

While the Company has elected not to implement NYSE corporate governance rules requiring the Compensation and Leadership Development Committee to determine the compensation of the Chief Executive Officer, the Compensation and Leadership Development Committee has approved the employment contracts and total compensation for our Chief Executive Officer since 2003. For more information regarding the duties of the Compensation and Leadership Development Committee, see the subsection titled “How We Determine Compensation—Role of the Compensation and Leadership Development Committee” under the section titled “Compensation Discussion and Analysis” in this Proxy Statement.

Governance and Nominating Committee. The Governance and Nominating Committee’s primary functions are to (i) review and recommend to the Board Corporate Governance Principles applicable to the Company; (ii) review and recommend to the Board a Code of Conduct applicable to the Company; (iii) oversee and review related party and other special transactions between the Company and its directors, executive officers or their affiliates; and (iv) identify, evaluate and recommend individuals qualified to be directors of the Company for either appointment to the Board or to stand for election at a meeting of the shareholders.

The members of the Governance and Nominating Committee during fiscal year 2016 were Mr. Thurber, as Chairman, Mr. Beebe, Ms. Durham, Mr. Kever, Mr. Sauer and Ms. Tyson. In November 2015, Ms. Durham and Ms. Tyson were appointed to the Governance and Nominating Committee and Messrs. Kever and Sauer ceased serving on the Governance and Nominating Committee. In February 2016, Mr. Beebe was appointed to the Governance and Nominating Committee, and Ms. Tyson ceased serving on the Governance and Nominating Committee. The Governance and Nominating Committee held eight meetings during fiscal year 2016.

While the Company has not established minimum qualifications for director nominations, the Company has established, and the Governance and Nominating Committee charter contains, criteria by which the Governance and Nominating Committee is to evaluate candidates for recommendation to the Board. In evaluating candidates, the Governance and Nominating Committee takes into account the applicable requirements for directors under the Exchange Act, the rules and regulations promulgated thereunder and the listing standards of the NYSE. The Governance and Nominating Committee also can take into consideration the factors and criteria set forth in the Company’s Corporate Governance Principles and such other factors or criteria that the Governance and Nominating Committee deems appropriate in evaluating a candidate, including but not limited to the applicable requirements for members of committees of the Board. While the Governance and Nominating Committee does not have a formal policy on diversity with regard to its consideration of nominees, it considers diversity in its selection process and seeks to nominate candidates that have a diverse range of views, backgrounds, leadership and business experiences.

The Governance and Nominating Committee can (but is not required to) consider candidates suggested by management or other members of the Board. In addition, the Governance and Nominating Committee can (but is not required to) consider shareholder recommendations for candidates to the Board. In order to recommend a candidate to the Board, shareholders should submit the recommendation to the Chairman of the Governance and Nominating Committee in the manner described in the section of this Proxy Statement titled “Shareholder Communications.” Shareholders who wish to nominate a candidate to the Board must submit such nominations in accordance with the Company’s by-laws as discussed below in the section of this Proxy Statement titled “Shareholder Proposals and Director Nominations.”

Strategy and Acquisitions Committee. The Strategy and Acquisitions Committee’s primary purpose is to assist the Board in fulfilling its oversight responsibilities relating to long-term strategy for the Company, risks and opportunities relating to such strategy, and strategic decisions regarding investments, acquisitions and divestitures by the Company. Among other things, the Strategy and Acquisitions Committee is required to develop, together with the Chief Executive Officer and his team, and recommend to the Board an annual strategic plan and long-term strategy and to continuously monitor the Company’s progress against such plan. The members of the Strategy and Acquisitions Committee during fiscal year 2016 were Mr. Banister, as Chairman until August 2016, Mr. Beebe, Ms. Durham, as Chairperson after August 2016, Mr. Kever, Mr. Sauer and Mr. Thurber. Ms. Durham, Mr. Beebe and Mr. Schomburger were appointed to the Strategy and Acquisitions Committee in November 2015, February 2016 and December 2016, respectively. Mr. Kever ceased serving as a member of the Strategy and Acquisitions Committee at the 2016 annual meeting of shareholders. The Strategy and Acquisitions Committee held ten meetings during fiscal year 2016.

Executive Committee. The Executive Committee’s primary function is to act on behalf of the Board during intervals between regularly scheduled meetings of the Board. The Executive Committee may exercise all powers of the Board, except as otherwise provided by law and the Company’s by-laws; however, its actions are typically ministerial, such as approving (i) the opening and closing of bank accounts and (ii) amendments to benefit plans for which Compensation and Leadership Development Committee approval is not required. All actions taken by the Executive Committee between meetings of the Board are reviewed for ratification by the Board at the following quarterly Board meeting. The members of the Executive Committee are Mr. Tyson, Mr. McNamara and Ms. Tyson. Mr. Kever had served as a member of the Executive Committee during part of the 2016 fiscal year until the 2016 annual meeting of shareholders, at which time Mr. McNamara became a member. The Executive Committee took action by written consent in lieu of a meeting four times during fiscal year 2016.

Corporate Governance Principles; Committee Charters; Code of Conduct. The Board has adopted Corporate Governance Principles, and each of the board committees, other than the Executive Committee, has adopted a written charter. The Board has also adopted a Code of Conduct applicable to all directors, officers and employees. Copies of these corporate governance documents are available on the Company’s Investor Relations website at http://ir.tyson.com and in print to any shareholder who sends a request to Tyson Foods, Inc., Attention: Secretary, 2200 West Don Tyson Parkway, Mail Stop CP004, Springdale, Arkansas 72762-6999.

Compensation Committee Interlocks and Insider Participation. The members of the Compensation and Leadership Development Committee are Mr. Sauer, Mr. Banister and Mr. McNamara. All members of the Compensation and Leadership Development Committee during fiscal year 2016 were independent directors, and no member was an officer or employee of the Company or a former officer or employee of the Company. No member of the Compensation and Leadership Development Committee serving during fiscal year 2016 was party to a transaction, relationship or arrangement requiring disclosure under Item 404 of Regulation S-K. During fiscal year 2016, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation and Leadership Development Committee or Board.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2016
In fiscal year 2016, the Company’s Director Compensation Policy provided the following elements of compensation to non-employee directors:

•	An annual retainer of $100,000 (payable in quarterly installments).

•
A grant of a deferred stock award for shares of Class A Common Stock having a value of $150,000 on the date of election or re-election as a director at the Annual Meeting, which award does not become payable until 180 days after the director ceases to serve on the Board. The director may elect, however, to not have the award deferred and instead be distributed on the date of election.

•	An additional annual retainer (payable in quarterly installments) for each of the following positions in the amounts shown:

Lead Independent Director	$25,000
Chairperson of the Audit Committee	$20,000
Chairperson of the Compensation and Leadership Development Committee	$15,000
Chairperson of the Governance and Nominating Committee	$15,000
Chairperson of the Strategy and Acquisitions Committee	$15,000
Each non-employee director also had the option to defer any portion of his or her cash retainer (which would be credited with interest semi-annually) or to take Class A Common Stock in lieu of the cash retainer. In fiscal year 2016, none of our non-employee directors opted to defer any portion of his or her retainer.
The table below summarizes the total compensation earned or paid by the Company to non-employee directors during fiscal year 2016.

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)(2)	Option awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)		Total ($)
Gaurdie E. Banister Jr.	140,000	150,000	0	0	0	0		290,000
Mike Beebe (3)	75,000	150,000	0	0	0	0		225,000
Mikel A. Durham	100,000	150,000	0	0	0	0		250,000
Jim Kever (4)	50,000	0	0	0	0	0		50,000
Kevin M. McNamara	120,000	150,000	0	0	0	0		270,000
Cheryl S. Miller (5)	0	0	0	0	0	0		0
Brad T. Sauer	115,000	150,000	0	0	0	0		265,000
Jeffrey K. Schomburger (5)	0	0	0	0	0	0		0
Robert Thurber	115,000	150,000	0	0	0	*		265,196
Barbara A. Tyson	100,000	150,000	0	0	0	15,550	(6)	265,550
_______________________________

*	Indicates value less than $10,000

(1)
The amounts in this column represent the grant date fair value of deferred stock awards granted in fiscal year 2016. The Company has determined the fair value of these awards in accordance with the stock-based compensation accounting rules set forth in Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions used in the calculation of the amounts shown are included in Note 13 to our audited consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended October 1, 2016. Recipients of these awards are entitled to dividends during the deferral period. These dividends are converted to additional shares and credited to each recipient, who then receives these additional shares upon distribution.

(2)
As of the last day of fiscal year 2016, outstanding deferred stock awards for individuals serving as non-employee directors during fiscal year 2016 were as follows: Mr. Banister (6,763); Mr. Beebe (2,645); Ms. Durham (2,645); Mr. McNamara (45,149); Mr. Sauer (32,607); Mr. Thurber (32,797); and Ms. Tyson (22,410).

(3)	Mr. Beebe was elected to the Board on December 8, 2015.

(4)	Mr. Kever served as a director during fiscal year 2016 until the 2016 annual meeting of shareholders and, accordingly, did not receive any equity-based compensation during fiscal year 2016.

(5)	Ms. Miller and Mr. Schomburger were appointed to the Board in fiscal year 2017 and, as such, did not receive any compensation during fiscal year 2016.

(6)	This amount represents premiums paid by the Company for a health insurance plan and a medical reimbursement plan.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Company’s Audit Committee has selected PwC to serve as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2017. Shareholders are asked to ratify this selection at the Annual Meeting. Representatives of PwC will be present at the Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions. Even if the selection is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.
Audit Fees
The fees for professional services rendered by PwC for the audit of the Company’s annual financial statements for each of the fiscal years ended October 1, 2016 and October 3, 2015, and the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q and for services that are normally provided by the independent registered public accounting firm in connection with statutory or regulatory filings or engagements for each of those fiscal years were $5,557,945 and $5,913,030, respectively.
Audit-Related Fees
Aggregate fees billed or expected to be billed by PwC for assurance and related services reasonably related to the performance of the audit or review of the Company’s financial statements for the fiscal years ended October 1, 2016 and October 3, 2015, and not included in the audit fees listed above, were $415,400 and $202,000, respectively. For the fiscal year ended October 1, 2016, these services comprise engagements to perform audits of employee benefit plans and a due diligence project, and for the fiscal year ended October 3, 2015, the services comprise agreements to perform audits of employee benefit plans and required agreed-upon procedures.
Tax Fees
Aggregate fees billed or expected to be billed by PwC for tax compliance, tax advice and tax planning, which included expatriate tax services, federal research and development credit consulting and tax audit assistance, for each of the fiscal years ended October 1, 2016 and October 3, 2015 were $378,491 and $367,061, respectively.
All Other Fees
For each of the fiscal years ended October 1, 2016 and October 3, 2015, PwC billed the Company $3,600 and $159,600, respectively, for services rendered, other than those services covered in the sections captioned “Audit Fees,” “Audit-Related Fees” and “Tax Fees.” For the fiscal year ended October 1, 2016, these fees were for an on-line research tool for accounting rules and guidance. For the fiscal year ended October 3, 2015, these fees were for (i) an on-line research tool for accounting rules and guidance, and (ii) software consulting services for The Hillshire Brands Company, which the Company acquired in August 2014.
None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.
Audit Committee Pre-Approval Policy
The Audit Committee has adopted policies and procedures for the pre-approval of all audit and non-audit services to be performed by the Company’s independent registered public accounting firm. The Audit Committee charter provides that the Audit Committee must approve in advance all audit services to be performed by the independent registered public accounting firm. The Audit Committee has approved a separate written policy for the approval of engagements for non-audit services to be performed by the independent registered public accounting firm. For non-audit services, any person requesting that such services be performed by the independent registered public accounting firm must prepare a written explanation of the project (including the scope, deliverables and expected benefits), the reason for choosing the independent registered public accounting firm over other service providers, the estimated costs, the estimated timing and duration of the project and other pertinent information. Non-audit services must first be pre-approved by each of the Company’s Chief Accounting Officer and Chief Financial Officer before being submitted for pre-approval to the Audit Committee, and then the Audit Committee or a designated member of the Audit Committee must pre-approve the proposed engagement before the engagement can proceed. The requirement for Audit Committee pre-approval of an engagement for non-audit services may be waived only if (i) the aggregate amount of all such non-audit services provided is less than five percent (5%) of the total amount paid by the Company to the independent registered public accounting firm during the fiscal year when the services are provided; (ii) the services were not recognized by the Company at the time of the engagement to be non-audit services; and (iii) the services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit of the fiscal year in which the non-audit services were provided.

Board Recommendation
THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS OF THE COMPANY RECOMMEND THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2017.
PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.
Vote Required
Ratification of PwC as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2017 requires the affirmative vote of a majority of the votes cast at the Annual Meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class. Ratification of the selection of PwC by shareholders is not required by law. However, as a matter of policy, such selection is being submitted to the shareholders for ratification at the Annual Meeting. If the shareholders fail to ratify the selection of this firm, the Board will reconsider the matter.

NON-BINDING ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICERS COMPENSATION
The Company is offering its shareholders an opportunity to cast a non-binding advisory vote to approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement, pursuant to Section 14A of the Exchange Act (commonly referred to as a “say-on-pay” vote). Although the vote is non-binding, the Company values continuing and constructive feedback from its shareholders on compensation and other important matters. The Board and the Compensation and Leadership Development Committee will consider the voting results when making future compensation decisions.
In deciding how to vote on this proposal, the Company encourages you to review the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement for a detailed description of the Company’s executive compensation program. As described in the “Compensation Discussion and Analysis,” the Compensation and Leadership Development Committee has designed the Company’s compensation program to provide a competitive level of compensation deemed necessary to attract, motivate and retain talented and experienced executives and to motivate them to achieve short- and long-term corporate goals that enhance shareholder value. Consistent with this philosophy, the following are the key objectives of the Company’s executive compensation program:

•	Shareholder Alignment. Executive compensation should be appropriately linked with the Company’s financial performance and the creation of shareholder value.

•
Attract, Motivate and Retain Key Employees. Executive compensation should be competitive with the organizations with which the Company competes for talent in order to attract, motivate and retain superior executive talent for the long-term.

•
Link Pay to Performance. As an executive’s responsibility increases, a larger portion of his or her total compensation should be “at-risk” incentive compensation (both short- and long-term), subject to corporate, segment, individual, stock price and/or earnings performance measures.

The Company asks for your advisory approval of the following resolution:
“RESOLVED, that the shareholders hereby approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as described in this proxy statement, pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, which disclosure includes the section entitled ‘Compensation Discussion and Analysis,’ the Summary Compensation Table and the other related disclosure and tables.”

Board Recommendation
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION RELATING TO THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.
PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION RELATING TO THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.

Vote Required
Approval of the non-binding advisory resolution relating to the compensation of the Company’s named executive officers requires the affirmative vote of a majority of the votes cast at the Annual Meeting with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class.

NON-BINDING ADVISORY VOTE TO APPROVE THE FREQUENCY OF THE ADVISORY VOTE REGARDING
NAMED EXECUTIVE OFFICERS COMPENSATION
The Company is offering its shareholders an opportunity to cast an advisory vote on whether a non-binding advisory vote to approve the compensation of the Company’s named executive officers should occur every one, two or three years. Although the vote is non-binding, the Company values continuing and constructive feedback from its shareholders on executive compensation and other important matters. The Board of Directors and the Compensation and Leadership Development Committee will take into consideration the voting results when determining how often a non-binding advisory vote to approve the compensation of the Company’s named executive officers should occur.
The Board has determined that holding a non-binding advisory vote to approve the compensation of the Company’s named executive officers every three years is the best approach for the Company based on a number of considerations. The Board believes that a triennial vote complements the Company’s goal to create a compensation program that enhances long-term shareholder value. As described in the section titled “Compensation Discussion and Analysis,” the Company’s executive compensation program is designed to motivate executives to achieve short- and long-term corporate goals that enhance shareholder value. To facilitate the creation of long-term, sustainable shareholder value, certain of the Company’s compensation awards are contingent upon successful completion of multi-year performance and service periods. A triennial vote will provide shareholders with the ability to evaluate the Company’s compensation program over a time period similar to the periods associated with the Company’s compensation awards, allowing them to compare the Company’s compensation program to the long-term performance of the Company.
The Compensation and Leadership Development Committee would similarly benefit from this longer time period between advisory votes. Three years will give the committee sufficient time to fully analyze the Company’s compensation program (as compared to the Company’s performance over that same period) and to implement necessary changes. In addition, this period will provide the time necessary for implemented changes to take effect and the effectiveness of such changes to be properly assessed. The greater period between votes will also allow the committee to consider various factors that impact the Company’s financial performance, shareholder sentiments and executive pay on a longer-term basis. The Board believes anything less than a triennial vote will yield a short-term mindset and detract from the long-term interests and goals of the Company.
Shareholders are not voting to approve or disapprove of the Board’s recommendation. Instead, the proxy card provides shareholders with four choices with respect to this proposal: (1) 1 year; (2) 2 years; (3) 3 years; or (4) abstaining from voting on the proposal. For the reasons discussed above, the Board is asking the Company’s shareholders to indicate their support for the non-binding advisory vote to approve the compensation of the Company’s named executive officers to be held every three years.
Board Recommendation
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE “3 YEARS” AS THE FREQUENCY OF THE NON-BINDING ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICERS COMPENSATION.
PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED “3 YEARS” AS THE FREQUENCY OF THE NON-BINDING ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICERS COMPENSATION UNLESS SHAREHOLDERS SPECIFY A CONTRARY VOTE.
Vote Required
Generally, approval of any matter presented to shareholders requires a majority of the votes cast, with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class. However, because this is a non-binding advisory vote, if none of the frequency options receive a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by the Company’s shareholders.

SHAREHOLDER PROPOSALS

The Company has received notice of the intention of shareholders to present five separate proposals for voting at the Annual Meeting. The texts of the shareholder proposals and supporting statements appear exactly as received by the Company. All statements contained in a shareholder proposal and supporting statement are the sole responsibility of the proponents of those shareholder proposals. The Company will provide the names, addresses and shareholdings (to the Company’s knowledge) of the proponents of any shareholder proposal upon request made to the Company’s corporate secretary by mail at 2200 West Don Tyson Parkway, Mail Stop CP004, Springdale, Arkansas 72762-6999, or by calling (479) 290-4524.

SHAREHOLDER PROPOSAL TO REQUEST A REPORT DISCLOSING THE COMPANY’S POLICY AND PROCEDURES, EXPENDITURES AND OTHER ACTIVITIES RELATED TO LOBBYING AND GRASSROOTS LOBBYING COMMUNICATIONS

Whereas, we believe in full disclosure of our company's direct and indirect lobbying activities and expenditures to assess whether Tyson's lobbying is consistent with Tyson's expressed goals and in the best interest of shareowners.

Resolved, the shareowners of Tyson Foods ("Tyson"), request preparation of a report, updated annually, disclosing the following:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications;

2.	Payments by Tyson used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including amount of payment and recipient;

3.	Tyson's membership in and payments to any tax-exempt organization that writes and endorses model legislation;

4.	Description of decision-making process and oversight by management and Board for making payments described in sections 2 and 3 above.

For purposes of this proposal, a "grassroots lobbying communication" is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation, and (c) encourages recipient of the communication to take action with respect to the legislation or regulation. "Indirect lobbying" is lobbying engaged in by a trade association or other organization of which Tyson is a member.

Both "direct and indirect lobbying" and "grassroots lobbying communications" include efforts at local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on Tyson's website.

Supporting Statement:

As shareowners, we encourage transparency and accountability in the use of corporate funds to influence legislation and regulation both directly and indirectly. Tyson spent over $5.6 million from 2012-2015 on direct federal lobbying activities (Senate reports). These figures do not include lobbying expenditures to influence legislation in states where Tyson also lobbies but disclosure is uneven or absent. Tyson has drawn attention for its lobbying at the federal level ("This Is Why You Crave Beef: Inside Secrets of Big Meat's Billion-dollar Ad and Lobbying Campaigns," Salon, April 3, 2016), as well as its state lobbying on workers' compensation ("Tyson Foods' Secret Recipe for Carving Up Workers' Comp," ProPublica, December 11, 2015).

Tyson serves on boards of the North American Meat Institute and the National Chicken Council. Tyson is also a member of the Grocery Manufacturers Association, which spent over $13 million on lobbying for 2014 and 2015. Tyson does not disclose trade association memberships, nor payments and the portions used for lobbying on its website. Absent a system of accountability, company assets could be used for objectives contrary to Tyson's long-term interests. For example, Tyson partners to fight childhood obesity but the Grocery Manufacturers Association has reportedly worked to undermine anti-obesity efforts ("Food Lobby Creates Stealth Campaign to Attack Anti Obesity Film," Huffington Post, May 10, 2014).

Transparent reporting would reveal whether company assets are deployed for objectives contrary to Tyson's long-term interests. We encourage our Board to require comprehensive disclosure related to direct, indirect and grassroots lobbying.

Board of Directors’ Statement In Opposition to Shareholder Proposal to Request a Report Disclosing the Company’s Policy And Procedures, Expenditures, and Other Activities Related to Lobbying and Grassroots Lobbying Communications

The Board recommends that shareholders vote AGAINST this shareholder proposal. The Board believes that this proposal is not in the best interests of the Company or its shareholders and opposes it for the following reasons.

As an initial matter, we note that the proposal overstates the actual amount the Company paid for certain lobbying activities. The focus of the proposal appears to be on ensuring the transparency and accountability of the Company’s lobbying and political activities.  The Company has from time to time pursued and will continue to pursue efforts to help inform public policy decisions at both the state and federal levels that have the potential to affect our customers, Team Members, and the communities in which we operate. We believe, however, that the Company already has in place a number of policies and processes that ensure the transparency and accountability sought by the proposal. Our Code of Conduct requires us to adhere to strict laws governing corporate political activities, lobbying, and contributions that vary around the globe. For this reason, we have specific individuals with the responsibility of engaging in efforts to discuss legislation or government policy with political officials. The Code of Conduct is publicly available to all shareholders on our website at www.tysonfoods.com. We also disclose to the U.S. House and Senate corporate expenditures paid to trade associations that are involved with advocacy efforts, and our reports are publicly available at: http://www.senate.gov/legislative/Public_Disclosure/LDA_reports.htm; and http://lobbyingdisclosure.house.gov.

In addition, the Company has a Charitable Donation and Political Contribution Policy that ensures that any charitable donation or political contribution made by the Company complies with relevant laws. Any political contributions made by the Company will be made and reported in accordance with all applicable federal, state, and local laws. All political contributions from the Company must be made through the Company’s Corporate Affairs department and must be approved by an officer in such department.

The Company also has a political action committee (“TYPAC”) that is a multicandidate committee. TYPAC is required to comply with all laws and files mandatory disclosures of receipts and disbursements with the Federal Election Commission, which are available at http://fec.gov/. Certain of the Company’s executive officers and Treasury Team Members are the officers of TYPAC, and contributors are salaried management Team Members. The Company’s vice president of government relations makes disbursement requests that the executive vice president of corporate affairs must approve. The Company’s Treasury department manages the bank account, makes deposits, writes disbursement checks, and files compliance reporting with the FEC, and the Company’s Accounting department reconciles the bank statements to the account ledger quarterly.

The proposal also highlights a particular concern regarding the transparency of trade associations to which the Company may belong. Participation as a member of these associations comes with the understanding that we may not always agree with all of the positions of the organizations or other members, but that we believe that the associations take many positions and address many issues in a meaningful and influential manner and in a way that will be to the Company’s benefit. Furthermore, we continually evaluate our support of office-holders, industry groups, and other associations to focus on key supporters of initiatives of value to the interests of the Company and its shareholders. As noted, we have in place effective reporting and compliance procedures to ensure that our contributions are made in accordance with applicable law, and we closely monitor the appropriateness and effectiveness of the political activities undertaken by the most significant trade associations of which we are a member. And, as discussed above, the Company is required to, and does, make certain disclosures at the federal level related to federal political activity, specifically lobbying.

We believe that participating in the political process in a transparent manner is key to good governance and an important way to enhance shareholder value and promote healthy corporate citizenship. However, given the existing system of reporting and accountability already in place for the Company, the proposal would require the Company to produce duplicative information that we already disclose, incurring additional expense with no added benefit to shareholders. If adopted, because the proposal would apply only to Tyson and to no other company in its industry, it could also result in a competitive disadvantage for the Company.

For the reasons stated above, the Board recommends a vote AGAINST this proposal.

Board Recommendation
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE “AGAINST” THIS SHAREHOLDER PROPOSAL.
PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED
“AGAINST” THIS SHAREHOLDER PROPOSAL UNLESS SHAREHOLDERS SPECIFY
A CONTRARY VOTE.

Vote Required
Approval of this shareholder proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class.

SHAREHOLDER PROPOSAL TO REQUEST A REPORT ON STEPS THE COMPANY IS TAKING TO FOSTER GREATER DIVERSITY ON THE BOARD OF DIRECTORS
SHAREHOLDER PROPOSAL REGARDING BOARD DIVERSITY

RESOLVED:

Shareholders request that the Board of Directors prepare a report by April 1, 2018, at reasonable expense and omitting proprietary information and other information protected by privacy and other laws, on steps Tyson is taking to foster greater diversity on the Board over time, including but not limited to, the following:

1.	The inclusion of women and minority candidates in every pool from which Board nominees are chosen and Tyson's plans to advance Board diversity; and

2.	An assessment of challenges experienced and progress achieved.

SUPPORTING STATEMENT:

Research has confirmed the business case for board diversity, linking it to better stock market and financial performance. As it relates to the American poultry industry, board diversity also has the potential to foster sustainable improvements in the health and welfare of workers. Board diversity brings a stronger mix of leadership skills, improved understanding of consumer preferences, reduced reputational harm associated with workplace discrimination, a larger candidate pool from which to pick top talent, and more attention to risk. Not surprisingly, nine out of ten investors believe boards should revisit their director diversity policies, according to a 2014 survey by PriceWaterhouseCoopers.

American poultry workers routinely face substandard working conditions and either cannot or do not know how to stand up for their human rights. Research demonstrates that poultry workers suffer elevated rates of injury and illness and face obstacles to reporting poor working conditions. While Tyson has publicly stated robust policies about working conditions, recent news reports and OSHA investigations have identified a substantial gap between these policies and actual conditions inside plants.

Nearly two-thirds of Tyson's workforce is comprised of people of color, a statistic that Tyson is, and should be, proud of. Yet, only one person of color currently sits on Tyson’s Board. Similarly, the number of women on Tyson's Board (two out of nine) lags behind the proportion of women in its workforce (39%). Tyson has a moral and legal obligation to ensure the health and safety of its workers. A Board that better represents the gender and racial diversity of the workforce would go a long way towards identifying problems in working conditions and narrowing the gap between policy and reality.

While Tyson has laudably committed itself to promoting diversity among its Team Members and suppliers, its efforts can, and should, go further. Diversity should be emphasized and promoted at all levels, including, most importantly, in its Board, which is responsible for setting policies and objectives in an increasingly dynamic, multi-cultural and interconnected world. As a company that employs over 115,000 Team Members and provides products in 130 countries, Tyson has an obligation to its shareholders to ensure that its corporate governance principles appropriately take diversity into account.

Board of Directors’ Statement In Opposition to Shareholder Proposal to Request a Report on Steps the Company is Taking to Foster Greater Diversity on the Board of Directors

The Board recommends that shareholders vote AGAINST this shareholder proposal. The Board believes that this proposal is not in the best interests of the Company or its shareholders and opposes it for the following reasons.

As the proponent indicates, we are committed to diversity among our Team Members and suppliers. Inclusion and diversity are cornerstones that have supported the growth of our business throughout our history, especially in the past few decades. The Board believes that it takes the thoughts, backgrounds, and talents of all of our 114,000 Team Members to make Tyson Foods successful. Our Business Resource Groups, Talent Pipeline Management Process, and other key initiatives grew from the work and ideas of our inclusion and diversity programs.

Likewise, our Governance and Nominating Committee of the Board is committed to identifying director nominees of diverse thought, background and talents. While there are no specific minimum qualifications that a potential nominee must possess, nominees are selected for, among other things, their integrity, independence, diversity of experience, business or other relevant experience or expertise, proven leadership skills, their ability to exercise sound judgment, understanding of the Company’s business environment, and willingness to devote adequate time and effort to Board responsibilities. Gender and minority status are two of the variety of factors (some of which are described above) that the Governance and Nominating Committee have traditionally considered, and continue to consider, in connection with potential director nominees. We also participate in various activities that provide exposure to diverse corporate director associations.

While the Board acknowledges the benefits of broad diversity throughout the Company, including at the level of the Board, the proposal would inadvertently limit the Governance and Nominating Committee’s ability to select the most suitable and qualified candidates for membership on the Board and impose inefficiencies in the selection of director nominees that would not necessarily benefit the Board or our Team Members. For these reasons, the Board recommends you vote against this proposal.

For the reasons stated above, the Board recommends that shareholders vote AGAINST this shareholder proposal.

Board Recommendation
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE “AGAINST” THIS SHAREHOLDER PROPOSAL.
PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED
“AGAINST” THIS SHAREHOLDER PROPOSAL UNLESS SHAREHOLDERS SPECIFY
A CONTRARY VOTE.

Vote Required
Approval of this shareholder proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class.

SHAREHOLDER PROPOSAL TO AMEND THE COMPANY’S BYLAWS TO IMPLEMENT PROXY ACCESS

RESOLVED: Shareholders of Tyson Foods, Inc. ("Tyson") ask the board of directors (“Board") to adopt, and present for shareholder approval, a "proxy access" bylaw. The bylaw should require Tyson to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (defined below) of any person nominated for election to the board by a shareholder or group ("Nominator") satisfying the criteria below. It should also allow shareholders to vote on such nominee on Tyson's proxy card.

The number of shareholder-nominated candidates appearing in proxy materials should not exceed one quarter of the directors then comprising the Board. This bylaw, which would supplement existing rights, should provide that a Nominator must:

a)have beneficially owned 3% or more of Tyson's outstanding common stock continuously for at least three years;

b)give Tyson, within the time period identified in its bylaws, written notice of the information required by the bylaws and any SEC rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (information required by this subsection (b) is the "Disclosure"); and

c)certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator's communications with Tyson shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than Tyson's proxy materials; and (c) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at Tyson.

The Nominator may submit a statement not exceeding 500 words in support of each nominee (the "Statement"). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable rules, and the priority to be given when nominations exceed the one-quarter limit.

Supporting Statement

We believe proxy access is a fundamental shareholder right that will make directors more accountable and enhance shareholder value. A 2014 study by the CFA Institute concluded that proxy access:

•Would "benefit both the markets and corporate boardrooms, with little cost or disruption"

•Has the potential to raise overall US market capitalization by up to $140.3 billion if adopted market-wide.
(http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1)
The proposed bylaw terms enjoy strong investor support. Votes on proxy access proposals averaged approximately 55% in 2015, as of July 26 (http://corpgov.law. harvard.edu/2015/08/10/proxy-access-proposals/)--and similar bylaws have been adopted by companies of various sizes across industries, including Chesapeake Energy, Hewlett Packard, Western Union and Verizon. The Council of Institutional Investors recently issued best practices for proxy access endorsing the 3% ownership threshold (with no limit on the number of nominating shareholders in a group) we propose. (CII, "Proxy Access: Best Practices," at 3 (Aug. 2015))

Board of Directors’ Statement In Opposition to Shareholder Proposal to Amend the Company’s Bylaws to Implement Proxy Access

The Board recommends that shareholders vote AGAINST this shareholder proposal. The Board believes that this proposal is not in the best interests of the Company or its shareholders and opposes it for the following reasons.
The Board recognizes that the ability to elect directors is an important shareholder right. This recognition has led the Board and the Company to adopt corporate governance practices and policies to empower this right. The Board is also aware of past rulemaking attempts by the Securities and Exchange Commission to further enhance this right. In light of these circumstances, the Board believes that adoption of this proposal is unnecessary and not in the best interests of our long-term shareholders. The Board recommends that you vote against this proposal.
As stated, we have adopted numerous corporate governance practices and policies that reinforce the Board’s accountability to shareholders. Examples include:

•	Annual elections for all directors

•	No supermajority voting provisions

•
Under existing SEC rules and state law, shareholders already have the power to directly nominate and solicit proxies for their own director candidates at shareholder meetings without having to navigate any additional ownership thresholds or satisfy various holding requirements

•	The Board has appointed an independent lead director

•	The Board annually evaluates its performance through formal Board and committee evaluation processes

•	Our independent directors’ compensation consists primarily of deferred stock-based compensation, thereby aligning directors’ long-term interests with long-term shareholder interests

•	Shareholders may call special meetings at which they can nominate director candidates or propose other business

•	Shareholders may submit names of potential director candidates directly to the Board for consideration

•	In addition to regular shareholder engagement processes, shareholders are able to directly communicate with the Board
In addition to the open director nomination process accessible to all shareholders as described above, our Governance and Nominating Committee regularly reviews director candidates that it believes will respond to shareholders’ interests and possess the industry and leadership skills needed to represent all shareholders and guide our Company’s continued success. Even as a controlled company under New York Stock Exchange rules, the Board composition is over 75% independent, with a diverse mix of background, tenure and industry expertise.
Given that our shareholders have by large majorities supported directors nominated by our Board and not nominated opposing candidates who stood for election, and shareholders have straightforward means of nominating directors to the Board, this proposal appears to not benefit our shareholders in any meaningful way. Notwithstanding, the Board will continue to monitor developments on proxy access and engage with shareholders where appropriate.

For the reasons stated above, the Board recommends that shareholders vote AGAINST this shareholder proposal.

Board Recommendation
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE “AGAINST” THIS SHAREHOLDER PROPOSAL.
PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED
“AGAINST” THIS SHAREHOLDER PROPOSAL UNLESS SHAREHOLDERS SPECIFY
A CONTRARY VOTE.

Vote Required
Approval of this shareholder proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class.

SHAREHOLDER PROPOSAL TO ADOPT AND IMPLEMENT A WATER STEWARDSHIP POLICY AT COMPANY AND SUPPLIER FACILITIES

Policy to Address Water Impacts of Business Operations and Suppliers 2017

Tyson Foods is exposed to regulatory, reputational, and financial risk associated with water pollution from animal feed and byproducts through its direct operations, contract farms, and feed suppliers.

The cultivation of feed ingredients for average weekly production of 35,529,000 livestock requires fertilizer inputs that can contribute to nutrient pollution if improperly managed. Animal waste from direct operations and over 11,000 independent or contract farmers may contain nutrients, antibiotic-resistant bacteria and pathogens, and pharmaceutical residue. These contaminants and poor manure disposal practices can contaminate local waterways, endangering the environment, workers, and public health (including contributing to "blue baby syndrome" and cancer).

The UN Human Right to Water ensures the right to sufficient, safe, acceptable and physically accessible and affordable water for personal and domestic uses. Contamination of water sources from Tyson operations and contract farms would interfere with this right. UN Sustainable Development Goal 6 includes a commitment to improve water quality by reducing pollution and minimizing release of hazardous chemicals.

Many of Tyson's 83 processing plants release huge volumes of toxic substances into waterways. In 2014, Tyson discharged over 20 million pounds of permitted toxic pollutants to waterways.1 In 2015, Tyson paid a $540,000 judgment in Missouri after a wastewater discharge caused a major "fish kill." Tyson faces ongoing federal criminal investigation by the U.S. EPA into this incident which could cost Tyson up to $500 million annually if government contracts are suspended. In 2015, Tyson reported 117 wastewater permit exceedances, 29 notices of violation, and 11 chemical releases,2 representing potential financial or legal liabilities.

There is a growing trend toward increased state regulation and oversight of animal production and water stewardship, including in Iowa, Washington, Wisconsin, Maryland, and Virginia, with tightened requirements related to manure disposal, field application of manure, and groundwater monitoring.

Wal-Mart, Tyson's largest customer with 16.8% of 2015 sales, uses a Sustainability Index to assess suppliers, which includes Key Performance Indicators on water, manure management, nutrient management, and fertilizer use.3 Tyson competitor Perdue has launched a large-scale poultry litter recycling operation to prevent nutrient pollution.

Tyson's policies, contracts, and codes do not address water quality. Tyson's disclosure on water quality does not include its supply chain and contract farms. Shareholders cannot assess performance due to lack of metrics, goals, or information about management of contamination risks.

Resolved: Shareholders request the Board of Directors adopt and implement a water stewardship policy designed to reduce risks of water contamination at: Tyson-owned facilities; facilities under contract to Tyson; and Tyson's suppliers.

_______________________________
1Environment America, http ://www.environmentamerica.org/news/ame/report-tyson-l-water-polluter-among-agribusinesses
2 http://www.tysonsustainability.com/environment#Water
3 http://www.walmartsustainabilityhub.com/app/answers/detail/aid/242; https://www.sustainabilityconsortium.org/product-categories/

Board of Directors’ Statement In Opposition to Shareholder Proposal to Adopt and Implement a Water Stewardship Policy at Company and Supplier Facilities

The Board recommends that shareholders vote AGAINST this shareholder proposal. The Board believes that this proposal is not in the best interests of the Company or its shareholders and opposes it for the following reasons.

Our Core Values - which define who we are, what we do, and how we do it - are the foundation of corporate sustainability at Tyson Foods and recognize that we serve as stewards of the animals, land, and environment entrusted to us. The Board agrees with the proponent on the importance of water stewardship, and the Company has implemented a wide range of initiatives to reduce risks of water contamination. The Board believes the Company’s present policies and procedures appropriately and adequately address the concerns raised in the proposal and the adoption of another policy is unnecessary and duplicative.

As part of our commitment to the environment, our operations have implemented practices relating to nutrient management and limits on pollution. During fiscal year 2016, we operated 35 full-treatment and 52 pretreatment wastewater facilities in North America. These facilities are operated in accordance with site-specific permit requirements which are established by the local authorities governing these operations. On a monthly basis, these facilities submit water quality data via their Discharge Monitoring Reports to their respective governing authority. Our goal for these facilities is to eliminate Notices of Violations and permit exceedances.

We depend on independent farmers to supply our plants with chicken, beef, and pork. As of October 1, 2016, we contracted with over 3600 independent poultry producers who operate more than 4800 farms and bought cattle and hogs from approximately 7,000 independent producers. We strive to support farmers in their efforts to run their businesses wisely and to be independent and sustainable enterprises. While we do not have responsibility for the day-to-day management of these operations, we do require that farmers comply with all local, state, and federal regulations applicable to their operations, which would include nutrient management requirements.

In fiscal year 2016, we set a goal to reduce water usage by 12% in our direct operations by 2020 and began installing new equipment at domestic facilities to measure and continuously monitor water usage.

We have already established transparent mechanisms to regularly disclose the progress of our water stewardship efforts and have reported water usage as part of our sustainability report since 2005. Furthermore, we recently reported our water management and performance efforts to CDP, formerly the Carbon Disclosure Project, via the 2016 CDP Water Questionnaire.

We have developed robust systems to support our water preservation goals. We have implemented an environmental management system (EMS) at each of our facilities in the United States. Modeled after the International Organization for Standardization 14001 criteria, our first EMS was implemented in 2004 followed by the remainder of our locations in 2009. We are now working to implement it in our Hillshire Brands operations. Our EMS is designed to support achievement of our environmental sustainability goals and to drive year-over-year continual improvement in environmental compliance. Additionally, in fiscal year 2013, we formed a Water Council to ensure we have a comprehensive approach to sustainable water use. The goal of the Council is to understand the current landscape for water management in the world, how it relates to our global operations, and to create both short- and long-term plans for water management across our Company. Since the creation of the Council, we have completed a Stage Two Geographic Water Risk Assessment for all of our U.S. operations and conducted a review of U.S. water usage, infrastructure, conservation practices, and scarcity risks.

We have been active in the development of life cycle assessments (LCAs) for the production chain. For instance, we are involved in the National Pork Board’s water, air, land, and carbon footprint assessment. Additionally, we worked with the United Nations’ Food and Agriculture Organization Technical Advisory Group in the harmonization of LCA standards for poultry production, and we have partnered with U.S. Poultry and Egg and other poultry integrators to define sustainable poultry production for our U.S. operations. We are also a founding member of the U.S. Roundtable for Sustainable Beef, a multi-stakeholder initiative developed to advance continuous improvement in the environmental, social, and economic sustainability of the beef value chain.

In 2010, we implemented a Supplier Code of Conduct that sets forth the principles and high ethical standards that we strive to achieve and expect our supply partners to try to work toward throughout the course of our business relationship. These principles and ethical standards include, among other things, a dedication to protection of the environment and a commitment to sustainable business practices. We expect our supply partners to operate in a manner that strives to manage responsibly the impacts of their operations on the environment.

Nothing is more important to our business than maintaining the confidence customers and consumers have in our products. As such, we are committed to ensuring the wholesomeness and safety of our food products. Water is an essential component of our food safety and quality processes, and we take actions to protect and preserve water quality, particularly in and around our facilities. In light of current policies and continuous efforts with respect to water conservation and quality, the Board believes the Company is addressing the concerns raised in the proposal. Accordingly, the Board recommends that shareholders vote AGAINST this shareholder proposal.

For the reasons stated above, the Board recommends that shareholders vote AGAINST this shareholder proposal.

Board Recommendation
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE “AGAINST” THIS SHAREHOLDER PROPOSAL.
PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED
“AGAINST” THIS SHAREHOLDER PROPOSAL UNLESS SHAREHOLDERS SPECIFY
A CONTRARY VOTE.

Vote Required
Approval of this shareholder proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting, with the holders of shares of Class A Common Stock and Class B Common Stock voting together as a single class.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion and Analysis provides information regarding the compensation paid to our Chairman, Chief Executive Officer, Chief Financial Officer and certain other executive officers who were the most highly compensated in fiscal year 2016. These individuals, referred to as “named executive officers” or “NEOs,” are identified below along with their offices held during fiscal year 2016:

•	John Tyson, Chairman of the Board (“Chairman”)

•	Donnie Smith, President and Chief Executive Officer (“CEO”)

•	Dennis Leatherby, Executive Vice President and Chief Financial Officer (“CFO”)

•	Donnie King, President North American Operations

•	Noel White, President Poultry
During fiscal year 2016, the Company began its transition and succession process for its President and Chief Executive Officer. The Board chose to implement the succession in a two-step process in order to provide for an orderly and effective transition of duties. In June 2016, the Board appointed Tom Hayes to the position of President as part of the first step of this process. Formerly the Chief Commercial Officer, Mr. Hayes succeeded Mr. Smith in the role of President. Mr. Hayes worked directly with Mr. Smith who continued in his role as the Chief Executive Officer of the Company. In November 2016, the Board announced the second step in the transition process. Effective December 31, 2016, Mr. Hayes will become President and Chief Executive Officer.
In connection with Mr. Smith’s departure and the Company’s desire to retain his consulting services, the Company and Mr. Smith entered into a transition, non-compete and consulting agreement, in which Mr. Smith agreed to an expanded non-competition agreement which extends the duration of his existing non-competition agreement and a non-solicitation restriction, and the Company agreed to provide severance payments, consulting fees and additional vesting of some of Mr. Smith’s prior equity grants.
Although Mr. Hayes was not an NEO during fiscal year 2016, this Compensation Discussion and Analysis also provides, on an informational basis only, details of compensation paid to Mr. Hayes during fiscal year 2016.
Compensation Philosophy and Objectives
Our executive compensation program is designed to provide a competitive level of compensation necessary to attract, motivate and retain talented and experienced executives and to motivate them to achieve short- and long-term corporate goals that enhance shareholder value. Consistent with this philosophy, the following are the key objectives of our executive compensation programs.
Shareholder Alignment. One of the primary objectives of our executive compensation philosophy is to appropriately link executive pay with the Company’s financial performance and the creation of shareholder value. We believe that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and shareholder interests.
Attract, Motivate and Retain Key Employees. Our executive compensation program is shaped by the competitive market for management talent in the food industry and at other public and private companies. We believe our executive compensation should be competitive with the organizations with which we compete for talent. As such, it is our goal to provide compensation at levels (both in terms of benefits provided and amounts paid) that attracts, motivates and retains superior executive talent for the long-term.
Link Pay to Performance. We believe that as an executive’s responsibility increases, a larger portion of his or her total compensation should be “at-risk” incentive compensation (both short-term and long-term), subject to corporate, segment, individual, stock price and/or earnings performance measures. Our compensation program is designed to link pay to performance by making a substantial portion of total executive compensation variable, or “at-risk,” through incentive awards based on Company earnings and performance goals. As performance goals are met or exceeded, executives are rewarded commensurately.
How We Determine Compensation
Role of the Compensation and Leadership Development Committee. In general, the Compensation and Leadership Development Committee (the “Compensation Committee”) works with management to set the Company’s executive compensation philosophy and objectives and to compensate key executives in accordance with such philosophy and objectives. More specifically, the Compensation Committee periodically reviews and approves the Company’s stated compensation philosophy, corporate goals and objectives relevant to management compensation and total compensation policy to evaluate whether they support business objectives, create shareholder value, are consistent with shareholder interests, attract, motivate and retain key executive talent and link compensation to corporate performance. The Compensation Committee also annually reviews the composition of the peer groups used for competitive pay/

performance benchmarking. Periodically the Compensation Committee compares total compensation for the Chairman and the CEO and the Company’s band level structure to the relevant external benchmarks. A discussion of the peer group and external benchmarks used in establishing compensation is set forth below under the heading “Role of Compensation Consultants/Benchmarking.” The Compensation Committee’s charter describes additional duties and responsibilities of the Compensation Committee with respect to the administration, oversight and determination of executive compensation. A copy of the Compensation Committee’s charter can be found on the Company’s Investor Relations website at http://ir.tyson.com.
The Compensation Committee works with the intention that its decisions will be consistent with tax regulations, relevant law and NYSE listing requirements while also ensuring that compensation matters are handled in a manner satisfactory to the Company’s principal shareholder. Because the Company meets the definition of a “controlled company” under NYSE corporate governance rules, the Compensation Committee is not required to determine the compensation of our CEO in its sole discretion. However, the Compensation Committee has approved the employment contracts and total compensation for our CEO since 2003.
The Compensation Committee is expressly authorized in its charter to retain outside legal, accounting or other advisors or experts at the Company’s expense. For fiscal year 2016 compensation decisions, the Compensation Committee used general industry and peer group information provided to the Company by Hay Group and retained FW Cook for compensation information in connection with Mr. Smith’s and Mr. Hayes’ management transition.
Say on Pay. Approximately 99% of the votes cast at the 2014 Annual Meeting of Shareholders on the non-binding advisory vote on our named executive officer compensation were voted in support of our executive compensation program.  Consistent with our shareholders’ approval, the Compensation Committee continued to apply the same effective principles and philosophy it has used in prior years to determine executive compensation and will continue to consider shareholder concerns and feedback in the future.
Band Structure. Except for Messrs. Tyson and Smith, our executive officers and key employees are compensated based on the Company’s band structure. Our band structure has ten levels, each of which sets forth target amounts for base salary, annual cash performance incentive payments, equity grants and eligibility standards for participation in the Tyson Foods, Inc. Supplemental Executive Retirement and Life Insurance Premium Plan (“SERP”). Actual amounts can be adjusted above or below such targets based on an individual’s responsibility and performance or as a means to align an individual’s total direct compensation with a targeted percentile of a comparison group as determined on a case-by-case basis by such individual’s supervisor. An executive officer’s band level designation is made by the CEO subject to Compensation Committee approvals, including those deemed necessary for Section 162(m). The designation is based on the individual’s level of responsibility and ability to affect shareholder value relative to other executive officers and key employees.
Our band structure was initially established in 2004 by our human resources group and senior management based on their collective review of recommendations provided by the Company’s compensation consultant at the time (Hay Group) together with market analysis and data of executive compensation trends of public and private companies in general (“General Industry Data”). The General Industry Data comprises compensation information from hundreds of companies and is provided by Hay Group. The General Industry Data, as updated from time to time, is used as the benchmark for the Company’s band structure because the Compensation Committee believes it serves as a stable representation of national pay levels. The Compensation Committee and the Company’s human resources group periodically review the band structure and updated market analysis (including the compensation practices of the Compensation Peer Group, discussed below) with senior management and suggest modifications as they deem necessary to ensure that our executive officers and key employees are generally compensated in accordance with our compensation philosophies and objectives. For more detailed discussion regarding decisions with respect to each element and amount of compensation provided for in the band structure, see the section below titled “Elements of Compensation.”
Interaction Between the Compensation Committee and Management. Band level designations for all executive officers and key employment contract terms (other than Messrs. Tyson, Smith and, following his promotion, Mr. Hayes) are determined by the CEO in consultation with the Company’s human resources group. The Company’s human resources group then presents a summary of the key terms of each executive officer’s contract, including band level designations, to the Compensation Committee. The Compensation Committee reviews and discusses the contracts and will meet with the Company’s human resources group as it deems necessary to discuss any questions or issues it has regarding these decisions. Once all questions and issues have been addressed to the satisfaction of the Compensation Committee, the Compensation Committee will ultimately ratify the employment contracts and band level designations. In addition, the Compensation Committee undertakes to review and make all approvals under Section 162(m) as suggested by Company management or otherwise deemed necessary by the Compensation Committee from time to time.

Role of Compensation Consultants/Benchmarking. Since fiscal year 2001, the Company has retained Hay Group to periodically identify, and provide data and market analyses regarding compensation practices of, a certain group of publicly traded companies in the protein and packaged foods industries (which we refer to as the “Compensation Peer Group”) and to periodically update the General Industry Data. The companies listed below made up the Compensation Peer Group for performance-based equity awards during fiscal year 2016. The Compensation Peer Group for fiscal year 2016 consisted of the same companies included in the Compensation Peer Group for fiscal year 2015 except for the removal of Kraft Foods Group, Inc., due to its acquisition.

Archer-Daniels-Midland Company	The J.M. Smucker Company
Bunge Limited	Kellogg Company
Campbell Soup Company	McCormick & Company, Inc.
ConAgra Foods, Inc.	Mondelez International, Inc.
Dean Foods Company	PepsiCo, Inc.
General Mills, Inc.	Pilgrim’s Pride Corporation
The Hershey Company	Sanderson Farms, Inc.
Hormel Foods Corporation
Hay Group furnishes the data and analyses to our human resources group which are then summarized and presented by our human resources group to the Compensation Committee. The Compensation Committee uses this summary information in its review of compensation for the NEOs and compensation levels within our band structure to determine whether the compensation levels are consistent with our compensation philosophy and our objective of providing competitive compensation that attracts, motivates and retains executive talent.
In fiscal year 2016, the Compensation Committee also retained FW Cook to provide compensation information in connection with Mr. Hayes’ promotions and Mr. Smith’s retention as a consultant. The Compensation Committee used this data in its determination of compensation to be provided to Messrs. Hayes and Smith in connection with their transition.
The Compensation Committee targeted total direct compensation in fiscal year 2016 for Mr. Smith near the 50th percentile of the Compensation Peer Group. The Compensation Committee targeted total direct compensation in fiscal year 2016 near the 50th percentile for Mr. Leatherby, between the 50th and 75th percentiles for Messrs. King and White, and at the 50th percentile for Mr. Hayes, of all of the General Industry Data. The Compensation Committee does not benchmark Mr. Tyson’s target total direct compensation due to insufficient data with respect to similarly situated officers. The Compensation Committee believes it is necessary to target our CEO’s compensation based on the smaller Compensation Peer Group, which is made up exclusively of public companies in the food industry, because these are companies against which we compete for the specialized talents and experience possessed by our CEO. On the other hand, because many of the talents possessed by the other NEOs transcend a variety of industries, the Compensation Committee believes it appropriate to use the General Industry Data in evaluating the other NEOs’ (other than Mr. Tyson’s) compensation as it represents a cross section of consumer products and other industries, not just food industry companies.

In fiscal year 2016, the data and market analyses described above were the only consulting services provided by Hay Group to the Company. FW Cook did not provide any consulting services to the Company other than in connection with the Compensation Committee’s retention as described above. Neither the Compensation Committee nor the Company believes that provision of these services by Hay Group or FW Cook raises any conflict of interest.
How NEOs and Mr. Hayes Are Compensated
It is the Company’s practice to enter into employment contracts with its executive officers. Once compensation decisions are made and an employment contract is executed, the executive officer is entitled to receive the compensation provided for in his or her contract until it is terminated or amended. For a more detailed discussion of each NEO’s and Mr. Hayes’ employment contract, see the section titled “Employment Contracts” in this Proxy Statement.
John Tyson. Mr. Tyson entered into his current employment contract with the Company on May 1, 2014. The terms of Mr. Tyson’s contract were approved by the Compensation Committee prior to execution. Mr. Tyson is entitled to a base salary, which may be adjusted by the Compensation Committee from time to time, and to participate in the Company’s annual cash and long-term equity incentive plans, on terms and at levels determined by the Compensation Committee. Decisions regarding whether to increase Mr. Tyson’s base salary and his participation in the Company’s cash and equity performance incentive payment programs are made annually by the Compensation Committee. For a more detailed analysis regarding these decisions see the section titled “Elements of Compensation” in this Proxy Statement.

Donnie Smith. Upon the expiration of Mr. Smith’s November 2012 employment contract, Mr. Smith entered into a new employment contract with the Company in November 2015, the terms of which were approved by the Compensation Committee prior to execution. The decision to approve the new contract and the compensation payable thereunder was based upon:

•	an evaluation of historical total compensation made to individuals with similar responsibilities at companies in the Compensation Peer Group;

•	an evaluation of the proposed total compensation in comparison to the Company’s other executive officers to provide compensation commensurate with level of responsibility; and

•	recommendations from the Company’s human resources group and the competitive market data discussed above from Hay Group.
Mr. Smith was entitled to a base salary, which may be adjusted by the Compensation Committee from time to time, and to participate in the Company’s annual cash and long-term equity incentive plans, on terms and at levels determined by the Compensation Committee. Decisions regarding whether to increase Mr. Smith’s base salary and his participation in the Company’s cash and equity performance incentive payment programs are made annually by the Compensation Committee. Prior to November 17, 2015, Mr. Smith was compensated under his previous employment contract, the terms of which were also approved by the Compensation Committee prior to execution. For a more detailed analysis regarding these decisions see the section titled “Elements of Compensation” in this Proxy Statement.
As discussed above, Mr. Smith’s total direct compensation was targeted at the 50th percentile of the Compensation Peer Group for fiscal year 2016. Based on available published information, his actual total direct compensation for fiscal year 2016 was between the 50th and 75th percentiles, reflecting Company performance, consistent with the pay-for-performance design of the Executive Incentive Plan.
Shortly following the conclusion of fiscal year 2016, Mr. Smith entered into a transition, consulting and non-compete agreement with the Company as part of the Compensation Committee’s CEO succession process. This agreement provides for Mr. Smith’s departure from the Company effective December 31, 2016, his retention for three years as a consultant to the Company, and associated benefits. The benefits provided are consistent with severance under Mr. Smith’s employment contract and include continued payments of Mr. Smith’s base salary for a period of three years and vesting of his performance shares on a pro-rata basis determined by taking the total number of days Mr. Smith was employed during the applicable performance period divided by the total number of days of such performance period, but only to the extent the performance criteria are ultimately satisfied. With respect to stock options and restricted stock held by Mr. Smith at the date of his separation, such grants will vest 100%. Mr. Smith is also entitled to subsidized health coverage under COBRA for up to 18 months. The agreement also contemplates a three year consulting term during which Mr. Smith has agreed to provide consulting services to the Company as requested by the Board or its designee or the CEO in exchange for an annual fee of $2,300,000.
All Other NEOs. The compensation payable to Messrs. Leatherby, King and White under their respective employment contracts is based on their respective band level designations. During fiscal year 2016, Messrs. King and White were compensated at the highest band level, and Mr. Leatherby was compensated at the second-highest band level.
On November 14, 2012, Mr. Leatherby entered into his current employment contract with the Company and on November 15, 2013, Messrs. King and White entered into their current employment contracts. The decision to approve these contracts and the compensation payable thereunder was based upon recommendations by the Company’s CEO and human resources group and advice from Hay Group. Under these contracts, Messrs. Leatherby, King and White are entitled to a base salary, which may be adjusted by the Company from time to time, and to participate in the Company’s annual cash and long-term equity incentive plans, on terms and at levels determined by the Company’s senior management and as approved by the Compensation Committee when deemed required.
With respect to target total direct compensation in fiscal year 2016, Mr. Leatherby was targeted near the 50th percentile, and Messrs. King and White were targeted between the 50th and 75th percentiles, all for similarly situated employees in the General Industry Data. Based on available published information, for fiscal year 2016, Mr. Leatherby’s actual total direct compensation was between the 50th and 75th percentiles, and Messrs. King’s and White’s actual total direct compensation was above the 75th percentile, primarily due to the performance incentive payments under the Executive Incentive Plan.

Mr. Hayes. From the beginning of fiscal year 2016 until his promotion to President in June 2016, Mr. Hayes was employed pursuant to an employment contract entered into on August 29, 2014, under which he was compensated at the second-highest band level. The decision to approve this contract and the compensation payable thereunder was based upon recommendations by the Company’s CEO and human resources group and advice from Hay Group. Under this contract, Mr. Hayes was entitled to a base salary, which was subject to adjustment by the Company from time to time, and to participate in the Company’s annual cash and long-term equity incentive plans, on terms and at levels determined by the Company’s senior management and as approved by the Compensation Committee when deemed required.

In June 2016, Mr. Hayes was promoted to President of the Company and entered into a new employment contract, which was approved by the Compensation Committee with advice from FW Cook. Under this contract, Mr. Hayes is entitled to a base salary, which may be adjusted by the Compensation Committee from time to time, and to participate in the Company’s annual cash and long-term equity incentive plans, on terms and at levels determined by the Compensation Committee. Decisions regarding whether to increase Mr. Hayes’ base salary and his participation in the Company’s cash and equity performance incentive payment programs are made annually by the Compensation Committee. With respect to target total direct compensation in fiscal year 2016, Mr. Hayes was targeted at the 50th percentile per his position at the beginning of fiscal year 2016.

Subsequent to the end of fiscal year 2016 in November 2016, Mr. Hayes entered into an amended and restated employment contract with the Company, the terms of which were approved by the Compensation Committee prior to execution. The decision to approve this contract and the compensation payable thereunder was based upon:

•	an evaluation of historical total compensation for individuals with similar responsibilities at companies in the Compensation Peer Group;

•	an evaluation of the proposed total compensation in comparison to the Company’s other executive officers to provide compensation commensurate with level of responsibility; and

•	market data from the Compensation Peer Group discussed above and additional market perspectives provided by FW Cook.
Mr. Hayes’ total direct compensation was targeted to fall between the 25th percentile and the median of the Compensation Peer Group for fiscal year 2017.

Under his November 2016 contract, Mr. Hayes is entitled to a base salary of $1,150,000, which may be adjusted by the Compensation Committee from time to time, and to participate in the Company’s annual cash and long-term equity incentive plans, on terms and at levels determined by the Compensation Committee, generally intended to be consistent with the plans in place for other NEOs and commensurate with the duties and responsibilities of a CEO. Decisions regarding whether to increase Mr. Hayes’ base salary and his participation in the Company’s cash and equity performance incentive payment programs will be made annually by the Compensation Committee. For a more detailed analysis regarding these decisions see the section titled “Elements of Compensation” in this Proxy Statement.
Elements of Compensation
The Company’s executive compensation program consists of:

•	base salary;

•	annual performance incentive payments;

•	equity-based compensation;

•	financial, retirement and welfare benefit plans; and

•	certain defined perquisites.
Compensation Mix
Because of the ability of executive officers to directly influence the overall performance of the Company, and consistent with our philosophy of linking pay to performance, it is our goal to allocate a significant portion of compensation paid to our executive officers to performance-based, short- and long-term incentive programs. In addition, as an executive officer’s responsibility and ability to affect financial results of the Company increases, base salary becomes a smaller component of total compensation and long-term, equity-based compensation becomes a larger component of total compensation, further aligning the executive officer’s interests with those of the Company and its shareholders. The following table illustrates the mix of total compensation for Messrs. Tyson, Smith and Hayes, individually, and Messrs. Leatherby, King and White, as a group, based on compensation paid in fiscal year 2016.

Compensation Element	2016 Total Compensation Mix for Mr. Tyson	2016 Total Compensation Mix for Mr. Smith	2016 Total Compensation Mix for Messrs. Leatherby, King and White	2016 Total Compensation Mix for Mr. Hayes
Base Salary	9.7%	10.2%	12.5%	15.4%
Performance Incentive Payment	25.5%	27.0%	27.4%	32.7%
Equity-Based Compensation	44.9%	47.0%	41.8%	31.4%
Financial, Retirement and Welfare Benefit Plans and Perquisites	19.9%	15.8%	18.3%	20.5%

In comparison to the compensation mix for fiscal year 2015, performance incentive payments our NEOs and Mr. Hayes received for fiscal year 2016 represent a larger percentage of each their total compensation due to the achievement of more than 50% improvement in Company performance (relative to the target) over fiscal year 2015. For details regarding this performance in fiscal year 2016, see the below subsection titled “Annual Performance Incentive Payments” in this Proxy Statement.
Base Salary
Each NEO’s and Mr. Hayes’ employment contract sets an amount for base salary. The Compensation Committee approved such amounts for Messrs. Tyson and Smith (and Mr. Hayes in connection with his June 2016 promotion) as part of its process in approving their respective employment contracts. Base salary amounts for all other NEOs are based on each NEO’s band level. The Company’s band structure sets forth a target amount for base salary at each level. The CEO has discretion to set base salary above or below the target amount as he deems appropriate based on each NEO’s level of responsibility when employment contracts for these individuals are entered into or amended.
The employment contract effective for each NEO during fiscal year 2016 (other than Mr. Tyson’s) states that base salary is subject to adjustment. The base salary under Mr. Tyson’s employment contract can be increased but not decreased. The Compensation Committee has the ability to adjust Messrs. Tyson’s or Smith’s base salary as it deems appropriate. The CEO has the discretion to adjust base salaries for the other current NEOs as he deems appropriate. In determining whether to adjust an NEO’s base salary, the Compensation Committee or the CEO, as applicable, considers (i) changes in an individual’s band level, (ii) the individual’s past performance, (iii) the individual’s potential for advancement within the Company, (iv) changes in level and scope of responsibility for the individual, (v) salaries of persons holding comparably responsible positions at companies represented in the Compensation Peer Group or the General Industry Data, as applicable, and (vi) the targeted percentile of the applicable comparison group for an individual’s total direct compensation. The Compensation Committee or the CEO also considers cost of living adjustments in determining annual base salary adjustments. Neither the CEO nor the Compensation Committee assigns a particular weight to any factor. Annual salary merit increases for NEOs that are approved by the CEO are generally consistent with merit increases for other officers and management personnel.
The table below discloses the base salary in effect for each NEO and Mr. Hayes at the end of fiscal years 2015 and 2016. Each NEO (except for Messrs. Tyson and Smith) received an annual salary merit increase of approximately 1.2% during fiscal year 2016. Mr. Smith received an increase of 2.4%. Mr. Hayes’ salary increase was in connection with his promotion to President in June 2016 and was based on market pay data as described above and internal pay equities commensurate with job responsibilities.

Name	End of Fiscal Year 2015 Salary ($)	End of Fiscal Year 2016 Salary ($)
John Tyson	928,818	928,818
Donnie Smith	1,147,363	1,175,000
Dennis Leatherby	654,050	661,899
Donnie King	848,720	858,905
Noel White	770,250	779,493
Tom Hayes	611,500	950,000
Annual Performance Incentive Payments
Employment contracts with our NEOs and Mr. Hayes provide them an opportunity to receive performance incentive payments. In fiscal year 2016, the cash performance incentive payment plan in place for senior executive officers was the Executive Incentive Plan. This plan is designed to align the interests of management towards the achievement of common corporate goals while attempting to maximize the Company’s ability to deduct for tax purposes any payments made under the Executive Incentive Plan. An NEO selected to participate in the Executive Incentive Plan is not eligible to participate in other cash performance incentive payment plans maintained by the Company. For fiscal year 2016, the Compensation Committee designated all NEOs, as well as other executive officers (including Mr. Hayes), as eligible participants under the Executive Incentive Plan.
Performance incentive eligibility under the Executive Incentive Plan is based on one or more performance measures established each year by the Compensation Committee. For fiscal year 2016, the Compensation Committee selected Adjusted EBIT as the performance measure under the plan. “EBIT” is the Company’s operating income (which takes into account accruals for performance incentive payments) before interest and taxes, and “Adjusted EBIT” for purposes of performance incentive payments takes into account any unusual or unique items, such as one-time gains or losses. The Compensation Committee believes Adjusted EBIT is an appropriate measure of Company performance to utilize in making performance-based compensation decisions because senior management uses this same measure, in large part, to evaluate the day-to-day performance of the business. For fiscal year 2016, the Compensation Committee set the target Adjusted EBIT level for 100% of target performance incentive payments at $2.228 billion and a threshold level of Adjusted EBIT for 50% of target performance incentive payments at $1.782 billion.

Target performance incentive payment eligibility under the Executive Incentive Plan, expressed as a percentage of base salary at the end of the fiscal year, is established each year by the Compensation Committee. Eligibility begins at threshold Adjusted EBIT and increases linearly, up to a maximum of $10 million per NEO. For fiscal year 2016, Messrs. Tyson and Smith were awarded higher performance incentive payment eligibility by the Compensation Committee given their respective levels of responsibility and ability to affect shareholder value relative to the other NEOs. In determining actual performance incentive payments, the Compensation Committee has the discretion to award amounts below, but not above, the eligibility level pertaining to Adjusted EBIT. Actual Adjusted EBIT for purposes of performance incentive payments for fiscal year 2016 was approximately $2.831 billion, resulting in the NEOs’ eligibility for performance incentive payments of approximately 167.4% of their respective target eligibilities. At the end of fiscal year 2016, the Compensation Committee reviewed each NEO’s and Mr. Hayes’ eligibility based on this Adjusted EBIT amount and the individual performance of each with our CEO and other members of management and the Board. Based on this review, the Compensation Committee awarded the NEOs and Mr. Hayes the performance incentive payment amounts set forth in the following table.

Name	Salary at 2016 Fiscal Year- End ($)	Eligibility at Target Adjusted EBIT of $2.228 billion (100% of target performance incentive payment) ($)	Eligibility at Target Adjusted EBIT (expressed as percentage of base salary)	Maximum Eligibility at Actual Adjusted EBIT of $2.831 billion (167.4% of target performance incentive payment) ($)	Actual Performance Incentive Payment for Fiscal Year 2016 ($)
John Tyson	928,818	1,671,872	180%	2,798,714	2,448,875
Donnie Smith	1,175,000	2,115,000	180%	3,540,510	3,097,946
Dennis Leatherby	661,899	873,707	132%	1,462,858	1,279,762
Donnie King	858,905	1,339,892	156%	2,242,979	1,962,607
Noel White	779,493	1,216,009	156%	2,035,599	1,781,149
Tom Hayes	950,000	1,254,000	132%	2,099,196	1,519,059
Equity-Based Compensation
We believe equity-based compensation awarded annually is an effective long-term incentive for executives and managers to create value for shareholders as the value of such compensation has a strong correlation to appreciation of the Company’s stock price. Messrs. Tyson’s, Smith’s and Hayes’ employment contracts provide for equity-based compensation as determined by the Compensation Committee. The remaining NEOs’ employment contracts provide for equity-based compensation consistent with that provided to other employees in such NEO’s band level (as did Mr. Hayes’ employment contract prior to his promotion to President). The Company’s band structure sets forth the target dollar amount of the equity awards for each band level.
The amounts and types of equity-based compensation to be awarded within the band levels are determined by management and/or the Compensation Committee with a view towards aligning the interests of executives and other managers with the interests of the Company’s shareholders. In determining these amounts, management and the Compensation Committee consider the relationship of long-term compensation to cash compensation, the goal of providing additional incentives to executives and managers to increase shareholder value and the value of equity-based compensation awarded to NEOs and other executives to awards made to executives in similar positions within the applicable peer group, and the targeted percentile of the applicable comparison group for an individual’s total direct compensation.
Prior to fiscal year 2016, the dollar value of equity compensation was weighted 50%, 25% and 25% among stock options, restricted stock with performance criteria (“restricted stock”), and performance stock, respectively. For fiscal year 2016, the Compensation Committee, relying in part on market data provided to the Company by Hay Group, reallocated equity-based compensation in favor of performance stock relative to stock options, which resulted in the allocation described below.
Stock Options. Stock option awards comprised approximately 25% of the NEOs’ and Mr. Hayes’ equity-based compensation, on a weighted average basis, for fiscal year 2016. The Compensation Committee believes that stock options allow the Company to provide employees with an incentive different from base salary and cash performance incentive payments as options increase in value based on Company share price rather than individual performance. Stock options are typically awarded and approved annually by the Compensation Committee prior to or on a pre-determined grant date. The grant date for fiscal year awards usually occurs four business days after the Company announces fiscal year-end financial results. The actual number of stock options granted during fiscal year 2016 was determined by dividing the designated band level dollar value or the dollar value assigned by the CEO or Compensation Committee, as applicable, for stock options by the grant date fair value of such stock options. The exercise price for option awards is the closing price for our Class A Common Stock as reported on the NYSE on the grant date. Option awards expire ten years after the grant date. The Company does not backdate, re-price or grant equity awards retroactively. All stock options vest in equal annual increments on each of the first, second and third anniversary of the dates of the award and become fully vested after three years. For the fiscal year 2016 stock option awards, the Compensation Committee set the grant date of November 30, 2015 at its April 29, 2015 meeting and approved the awards at its November 18, 2015 meeting. All stock option awards are issued under the Tyson Foods, Inc. 2000 Stock Incentive Plan (the “Stock

Incentive Plan”). For details regarding stock options granted to the NEOs and Mr. Hayes in fiscal year 2016, see the table titled “Grants of Plan-Based Awards During Fiscal Year 2016” in this Proxy Statement.
Restricted Stock with Performance Criteria. Restricted stock awards comprised approximately 25% of the NEOs’ and Mr. Hayes’ equity-based compensation, on a weighted average basis, for fiscal year 2016. The actual number of shares of restricted stock granted during fiscal year 2016 was determined by dividing the designated band level dollar value or the dollar value assigned by the CEO or Compensation Committee, as applicable, for restricted stock by the closing price of the Company’s stock on the grant date. For example, if the designated dollar value for restricted stock was $200,000 and the closing stock price on the grant date was $50 per share, the executive received a grant of 4,000 shares of restricted stock.
Restricted stock awards represent the right to vest in shares of Class A Common Stock if one or more performance criteria are met within the time period indicated in the grant. Performance criteria are measured three years from the beginning of the fiscal year in which the restricted stock is awarded, and, if the performance criteria are achieved, the award vests. The right to vest in the shares of Class A Common Stock under a restricted stock award is conditioned upon the executive officer remaining continuously in the employment of the Company from the grant date through the vesting date, subject to certain exceptions involving the death, disability or retirement of the executive officer.
On November 18, 2015, the Compensation Committee determined the performance criterion pertaining to the restricted stock awards granted in November 2015 would be the Company’s achievement of a cumulative $125 million Adjusted EBIT for the 2016 through 2018 fiscal years. These criteria were intended to qualify these awards as performance-based compensation under Section 162(m).
All restricted stock awards are issued under the Stock Incentive Plan. For details regarding restricted stock granted to the NEOs and Mr. Hayes in fiscal year 2016, see the table titled “Grants of Plan-Based Awards During Fiscal Year 2016” in this Proxy Statement.
Performance Stock. Performance stock awards comprised approximately 50% of the NEOs’ and Mr. Hayes’ equity-based compensation, on a weighted average basis, for fiscal year 2016. Performance stock awards represent the right to receive shares of Class A Common Stock if certain performance criteria are met within the time period indicated in the grant. The target number of shares of performance stock granted during fiscal year 2016 was determined by dividing the designated band level dollar value or the dollar value assigned by the CEO or Compensation Committee, as applicable, for performance stock by the closing price of the Company’s stock on the grant date. The Compensation Committee approved the fiscal year 2016 performance stock awards at its November 18, 2015 meeting with a grant date of November 30, 2015. Performance criteria are measured three years from the beginning of the fiscal year in which the performance stock is awarded, and, if the performance criteria are achieved, the award vests as set forth below. The right to receive Class A Common Stock under a performance stock award is conditioned upon the executive officer remaining continuously in the employment of the Company from the grant date through the vesting date, subject to certain exceptions involving the death, disability or retirement of the executive officer. All performance stock awards are issued under the Stock Incentive Plan.
On an annual basis, the Company’s senior management, Compensation Committee and human resources group meet to discuss the performance criteria options and levels to be considered for the following year’s grants. Through the course of its review and discussions, the Compensation Committee chooses such options that the Compensation Committee believes provide the appropriate balance between (i) significant performance measures aimed at increasing shareholder value if achieved, and (ii) performance measures that are reasonably attainable so as to motivate the officers to achieve the performance goals.
The performance criteria adopted by the Compensation Committee for performance stock awards granted in fiscal year 2016 were as follows:

•	achievement of a cumulative Adjusted EBIT target over the 2016, 2017 and 2018 fiscal years (the “cumulative EBIT criterion”); and

•
a comparison of the stock price performance of the Company’s Class A Common Stock relative to the stock price performance of the Compensation Peer Group over the 2016, 2017 and 2018 fiscal years (the “stock price comparison criterion”).

The Compensation Committee utilized adjusted EBIT as an element in both the Company’s annual incentive program and long-term incentive program in recognition that this measure is viewed as a core driver of the Company’s performance and shareholder value creation. In designing the Company’s executive compensation program, the Compensation Committee supplemented this measure in the long-term incentive program with a stock price performance comparison measure in order to strike an appropriate balance with respect to incentivizing top-line growth and shareholder returns over both the short-term and long-term horizons.
Each performance criterion accounts for one-half of the performance stock award and is subject to the achievement of performance goals as set forth in the below tables. With respect to the cumulative EBIT criterion, the Adjusted EBIT measure selected is based on management’s projected earnings for the Company over a three-year period. As noted above, the targeted performance goal was established at a level that was designed to be reasonably attainable so as to motivate the officers to achieve or exceed the goal. Also, in selecting the cumulative EBIT criterion, the Compensation Committee recognized the importance placed by senior management on this measure in its evaluation of the day-to-day performance of the business. Based on the percentage of the Adjusted EBIT measure achieved, our NEOs and Mr. Hayes are entitled to receive upon achievement of the Adjusted EBIT goals the number of shares as set forth in the following table:

Name	Percentage of Cumulative Adjusted EBIT Goal Achieved
	80%	100%	120%	140%
John Tyson	12,525	25,050	37,576	50,101	Number of Shares Awarded*
Donnie Smith	15,627	31,255	46,882	62,510
Dennis Leatherby	4,216	8,432	12,648	16,864
Donnie King	11,721	23,442	35,164	46,885
Noel White	6,265	12,531	18,796	25,062
Tom Hayes	4,216	8,432	12,648	16,864
* Amounts rounded down to the nearest share.
With respect to the stock price comparison criterion, the NEO is entitled to receive the number of shares set forth below, based on the number of Compensation Peer Group members’ stock prices that the Company’s stock price outperforms during the measurement period:

Name	Number of Companies’ Stock Prices Outperformed*
	5	8	11	13
John Tyson	12,525	25,050	37,576	50,101	Number of Shares Awarded**
Donnie Smith	15,627	31,255	46,882	62,510
Dennis Leatherby	4,216	8,432	12,648	16,864
Donnie King	11,721	23,442	35,164	46,885
Noel White	6,265	12,531	18,796	25,062
Tom Hayes	4,216	8,432	12,648	16,864

* If members of the Compensation Peer Group at the date of the grant are subsequently removed from the Compensation Peer Group for reasons set forth in the performance stock award, the stock price comparison criterion is reduced by that same number.

** Amounts rounded down to the nearest share.
For details regarding performance stock awards granted to the NEOs in fiscal year 2016, see the table titled “Grants of Plan-Based Awards During Fiscal Year 2016” in this Proxy Statement.
Following certification of the Company’s fiscal year 2016 performance and stock price performance relative to certain peers, the Compensation Committee approved the vesting of performance shares awarded to the NEOs in fiscal year 2014 based on the Company’s achievement of (i) three years’ cumulative EBIT of $6.55 billion where the three-year cumulative target was $6.344 billion and (ii) the stock price performance ranking of first against the thirteen other companies in the compensation peer group for purposes of this award in the following amounts:

Name	Number of Shares of Performance Stock
	Stock Price Criterion (200%)	Cumulative EBIT Criterion (108.127%)
John Tyson	31,426.776	16,990.415
Donnie Smith	50,282.841	27,184.664
Dennis Leatherby	14,582.024	7,883.552
Donnie King	28,284.098	15,291.373
Noel White	21,998.743	11,893.29
These performance awards were granted prior to the Company’s acquisition of The Hillshire Brands Company and, consequently, Mr. Hayes’ employment with the Company.
Financial, Retirement and Welfare Benefit Plans
Our NEOs and Mr. Hayes are eligible to participate in the Company’s financial, retirement and welfare benefit plans that are generally available to all employees of the Company. The NEOs and Mr. Hayes are also eligible to participate in certain plans, described below, that are only available to contracted officers and managers. We believe these benefits are a basic component in attracting, motivating and retaining executives and are comparable to the benefits offered by the companies in our peer groups according to market data.

Deferred Compensation. The SERP is a nonqualified deferred compensation plan providing a retirement benefit to certain officers of the Company, including all NEOs and Mr. Hayes. The SERP also provided participants as of July 1, 2014 (which includes Messrs. Smith, Leatherby, King and White), life insurance protection. The SERP allows participating officers to supplement the officers’ existing anticipated retirement payments and benefits. Additional information about our SERP is included in the narrative text following the section titled “Pension Benefits” in this Proxy Statement.
Retirement Plans. We also provide the following qualified and nonqualified plans to the NEOs and Mr. Hayes:

•	Employee Stock Purchase Plan;

•	Retirement Savings Plan;

•	Executive Savings Plan; and

•	Executive Long-Term Disability Plan.
The Employee Stock Purchase Plan is a nonqualified benefit plan available to all NEOs, Mr. Hayes and most employees (some bargaining units do not participate). The purpose of the plan is to offer employees who participate a way to purchase our Class A Common Stock on terms better than those available to a typical investor. Participants are eligible to participate on the first day of the month following 59 days of service and can contribute (on an after tax basis) up to 20% of base pay to this plan per pay period. After one year of service the Company will match 25% of the first 10% of base pay contributed. The plan provides for 100% immediate vesting.
The Retirement Savings Plan is a qualified benefit plan (401(k)) available to all NEOs, Mr. Hayes and most employees (some bargaining units do not participate). The plan allows employees who participate to save money for retirement while deferring income taxes on the amount saved and any earnings on those amounts until the funds are withdrawn. Participants may elect how their accounts are invested from a number of investment options. Participants are eligible to participate on the first day of the month following 59 days of service and can contribute from 2% to 60% of eligible pay to this plan per pay period, subject to IRS annual limits on contributions and compensation. After one year of service the Company will match 100% of the first 3% of base pay contributed, plus 50% of the next 2% contributed. This plan provides for 100% immediate vesting.
The Executive Savings Plan is a nonqualified deferred compensation plan available to the NEOs and other highly compensated employees of the Company, including Mr. Hayes. The plan is available for those who wish to defer additional dollars over and above the IRS limits for qualified plans. After reaching the annual IRS limits in the Retirement Savings Plan, participants can begin deferring up to 60% of base pay into this plan. Participants can also defer up to 100% of the annual performance incentive payment to this plan. All deferrals and payout elections to this plan must be elected by December 31 of the year prior to the deferral year. This plan provides Company matching contributions in the same manner and amount as the Retirement Savings Plan not otherwise matched under the Retirement Savings Plan. Participants may elect the investment options available under the Retirement Savings Plan plus an investment option paying the prime rate as reported in the Wall Street Journal plus two hundred basis points. This plan provides for 100% immediate vesting. Additional information on the Executive Savings Plan can be found in the narrative text following the table titled “Nonqualified Deferred Compensation for Fiscal Year 2016” in this Proxy Statement.
Officers and certain managers of the Company who are party to a written employment contract (including the NEOs and Mr. Hayes) participate in the Executive Long-Term Disability Plan. This plan replaces (tax free) up to 60% of “insured earnings” to a maximum benefit of $25,000 per month. “Insured Earnings” include salary, annual performance incentive payment and a portion of the current estimated value of restricted stock and stock options. The value of the premiums paid by the Company are included in the participant’s taxable income.
Welfare Plans. Our NEOs and other executives (including Mr. Hayes) participate in our broad-based employee welfare plans, including medical, dental, vision and other insurance. These plans and benefits are available to all salaried employees. In addition, contracted officers and managers, including our NEOs and Mr. Hayes, have an additional health insurance benefit known as the Executive Medical Reimbursement Plan (“EMRP”). The EMRP reimburses contracted officers and certain contracted managers of the Company and their covered dependents up to 100% of medical, prescription drug, dental and vision expenses not covered by Company plans. The benefits eligible to be reimbursed include only those expenses allowable as tax deductions for the Company under tax regulations existing at the time of reimbursement. Benefits through this plan are limited to annual maximums which vary based on position with the Company ($30,000 for each NEO and Mr. Hayes). Each participant is charged a supplemental premium for this benefit. The EMRP is being terminated effective January 1, 2017.
Perquisites
Pursuant to the employment contracts with the NEOs and Mr. Hayes, we provide certain perquisites that the Compensation Committee believes are reasonable and consistent with our overall compensation program. The Company pays any taxes owed by the NEOs and Mr. Hayes on certain of these perquisites. The value of these perquisites and the estimated income taxes thereon are imputed as income to the executive. The Compensation Committee believes that these personal benefits provide executives with benefits comparable to those they would receive at other companies within our peer groups and are necessary for us to remain competitive in the marketplace for executive talent. The Compensation Committee reviews the perquisites on a periodic basis to ensure that they are appropriate in light of the Company’s total compensation program and market practice. For the last completed fiscal year, Messrs. Tyson, Smith, King, White and Hayes were permitted by their employment contracts to personal use of Company-owned aircraft (subject to certain contractual limits), and all NEOs and Mr. Hayes were eligible for personal use of Company-owned aircraft in the CEO’s discretion. In addition, all NEOs and Mr. Hayes were provided access to event tickets. For fiscal year 2016, Mr. Tyson’s employment contract also entitled him to receive up to $50,000 per year in security services and reimbursement for the annual premium payment on a $7,500,000 life insurance policy. The attributed costs of the perquisites described above for the NEOs and Mr. Hayes for fiscal year 2016 are included in the “All Other Compensation” column of the “Summary Compensation Table for Fiscal Years 2016, 2015 and 2014” in this Proxy Statement.
Employment Contracts
The Company maintained employment contracts with each NEO and Mr. Hayes during fiscal year 2016. A summary description of these contracts is provided below.
John Tyson. The Company and Mr. Tyson entered into his current employment contract on May 1, 2014. Mr. Tyson’s employment contract provides for, among other things, an annual base salary of not less than $850,000 (which had increased to $928,818 at the end of fiscal year 2016 in accordance with its terms), participation in the Company’s annual performance incentive payment programs on terms and in amounts as determined by the Compensation Committee, eligibility for equity awards under the Company’s equity incentive plans on terms and in amounts as determined by the Compensation Committee, continued annual payments of $175,196 under the SERP, and participation in the Company’s benefit plans. Additionally, Mr. Tyson is entitled to certain perquisites, including personal use of Company-owned aircraft for up to 275 hours per year, use of Company security personnel consistent with past practice (the expense for which the Company estimates to be $80 per hour), travel security services up to $50,000 annually and payment of an annual premium on a $7,500,000 life insurance policy. The Company has also agreed to reimburse Mr. Tyson and gross-up any tax liability incurred by Mr. Tyson from the receipt of any perquisites. The contract expires on November 25, 2017.
Donnie Smith. Mr. Smith’s November 17, 2015 employment contract provides for, among other things, an annual base salary of $1,175,000, participation in the Company’s annual performance incentive payment programs on terms and in amounts as determined by the Compensation Committee, eligibility for equity awards under the Company’s equity incentive plans on terms and in amounts as determined by the Compensation Committee, and participation in the Company’s benefit plans. Additionally, Mr. Smith is entitled to personal use of Company-owned aircraft for up to 50 hours per year. The Company has also agreed to reimburse Mr. Smith and gross-up any tax liability incurred by Mr. Smith from his personal use of Company-owned aircraft. The term of the contract was three years. Prior to his entering into the 2015 contract, Mr. Smith’s compensation and benefits were provided pursuant to his 2012 employment contract, which provided for, among other things, substantially the same benefits as his 2015 employment contract.
All Other NEOs. The employment contracts with Messrs. Leatherby, King and White, which are described below in more detail, provide for base salary, and participation in the Company’s performance incentive payment programs, equity plans and employee benefit plans. Mr. Leatherby’s employment contract was entered into on November 14, 2012, and Messrs. King’s and White’s employment contracts were entered into on November 15, 2013.

•
Mr. Leatherby’s contract provides for a salary of $566,500 (which had increased to $661,899 at the end of fiscal year 2016 in accordance with its terms). He is eligible for awards under the Company’s performance incentive payment programs and equity plans consistent with other employees at his band level, subject to the discretion of the Company’s senior management and the Compensation Committee as deemed necessary. The term of the contract is indefinite.

•
Mr. King’s contract provides for a salary of $800,000 (which had increased to $858,905 at the end of fiscal year 2016 in accordance with its terms). He is eligible for awards under the Company’s performance incentive payment programs and equity plans consistent with other employees at his band level, subject to the discretion of the Company’s senior management and the Compensation Committee as deemed necessary. Additionally, Mr. King is entitled to personal use of Company-owned aircraft for up to 25 hours per year. The Company also agreed to reimburse Mr. King and gross-up any tax liability incurred by him through his use of Company-owned aircraft. The term of the contract is indefinite.

•
Mr. White’s contract provides for a salary of $725,000 (which had increased to $779,493 at the end of fiscal year 2016 in accordance with its terms). He is eligible for awards under the Company’s performance incentive payment programs and equity plans consistent with other employees at his band level, subject to the discretion of the Company’s senior management and the Compensation Committee as deemed necessary. Additionally, Mr. White is entitled to personal use of Company-owned aircraft for up to 25 hours per year. The Company also agreed to reimburse Mr. White and gross-up any tax liability incurred by him through his use of Company-owned aircraft. The term of the contract is indefinite.

Mr. Hayes. Prior to Mr. Hayes’ promotion to President on June 13, 2016, his compensation and benefits were provided pursuant to a 2014 employment contract, which provided for a base salary of $500,000 and eligibility for awards under the Company’s performance incentive payment programs and equity plans consistent with other employees at his band level, subject to the discretion of the Company’s senior management and the Compensation Committee as deemed necessary. In connection with his promotion, he entered into an amended and restated contract, which provided for a base salary of $950,000 and eligibility for awards under the Company’s performance incentive payment programs and equity plans on terms and in amounts consistent with those provided to other senior executive-level employees, subject to the discretion of the management. Additionally, Mr. Hayes was entitled to personal use of Company-owned aircraft on the same terms and conditions as such use is made available to similarly situated executives.
In addition to Mr. Hayes’ employment contract, in connection with the Company’s acquisition of The Hillshire Brands Company (of which Mr. Hayes was an officer), the Company and Mr. Hayes entered into a key employee retention agreement in fiscal year 2014 pursuant to which Mr. Hayes was awarded a retention bonus, $591,568 of which was paid to Mr. Hayes in fiscal year 2016 and is reflected in the “Bonus” column of the “Summary Compensation Table for Fiscal Years 2016, 2015 and 2014.”
Notwithstanding the term of any employment contract, the Company has the right to terminate the contract at any time upon written notice subject to the obligation, if terminated without cause or for good reason, to continue to pay base salary for a period specified in the contract and subject to provisions relating to the early vesting of equity-based compensation. Severance information is more particularly described in the section titled “Potential Payments Upon Termination” in this Proxy Statement.
Certain Benefits Upon a Change in Control
Employment Contracts. Each employment contract in effect during fiscal year 2016 between the Company and our NEOs and Mr. Hayes provided for certain benefits payable to the NEO and Mr. Hayes following a change in control of the Company. The Compensation Committee believes these benefits are an important part of the total executive compensation program because they protect the Company’s interest in the continuity and stability of the executive group. The Compensation Committee also believes that the change in control benefits are necessary to retain and attract highly qualified executives and help to keep them focused on minimizing interruptions in business operations by reducing any concerns they may have of being terminated prematurely and without cause during any ownership transition.
Impact of Change in Control on the SERP. No later than thirty days after a change in control of the Company, a grantor trust created under the SERP will be funded with the present value of the higher of (i) the minimum defined benefit or (ii) all accrued benefits for each participant under the SERP. Participants will vest in a benefit equal to the amount calculated under the general provisions of the SERP as of the effective date of the change in control, but without regard to any age or service requirements, if following the change in control the SERP is terminated in a manner that adversely affects a participant or a participant experiences a termination of employment (other than a voluntary resignation without good reason or an involuntary termination for cause). For this purpose, “good reason” means: (i) a substantial adverse change in position, duties, title or responsibilities; (ii) any material reduction in base salary or annual performance incentive opportunity or benefit plan coverages; (iii) any relocation required by the Company to an office or location more than 25 miles from the current location; or (iv) failure by a successor to assume the plan. Payment of the amount calculated as of the effective date of the change in control would begin following termination of employment, regardless of age, on an actuarially adjusted basis.
Executive Life Insurance Program. Following a change in control of the Company, the Company will continue to pay the annual life insurance premiums (plus a tax gross-up based on the withholding rates for supplemental wages) under the Executive Life Insurance Program for active participants on the date of the change in control up to the earlier of termination of employment or age 62.
Change in control information is more particularly described in the section titled “Potential Payments Upon a Change in Control” in this Proxy Statement.
Tax and Accounting Considerations
Limits on Deductibility of Compensation. Section 162(m) of the Internal Revenue Code generally prevents public corporations from deducting as a business expense that portion of compensation paid to NEOs (excluding the CFO) that exceeds $1,000,000 unless it qualifies as “performance-based compensation” under Section 162(m). The goal of the Compensation Committee is to comply with the requirements of Section 162(m), to the extent possible, to avoid losing this deduction. However, the Compensation Committee may elect to provide compensation outside those requirements when it deems it necessary to achieve the Company’s compensation objectives. For this and other reasons, the Compensation Committee will not necessarily limit executive compensation to the amount deductible under Section 162(m). The Compensation Committee will consider various alternatives to preserve the deductibility of compensation payments and benefits to the extent reasonably practicable and to the extent consistent with its other compensation objectives.
Compensation Expense. The Company accounts for equity-based awards by recognizing the compensation expense of the equity award to an employee based on the fair value of the award on the grant date. The Company has determined the fair value of these awards based on the assumptions set forth in Note 13 to our fiscal year 2016 audited financial statements included in our Form 10-K for the fiscal year ended October 1, 2016. Compensation expense of deferred cash awards are based on the amount of the award. The compensation expense for stock options, stock appreciation rights, restricted stock, phantom stock, performance stock and deferred cash is ratably recognized over the vesting period.

Stock Ownership Requirements
The Company’s stock ownership and holding requirements require senior officers (which includes the NEOs and Mr. Hayes) and directors to maintain a minimum equity stake in the Company. These requirements were put into place to strengthen the alignment between the interest of the Company’s directors and senior officers and the interests of its shareholders.
The requirements set forth the minimum amount of shares of Company stock a director and certain officers must own. These ownership requirements are reviewed and modified, if necessary, by the Company at least annually or after a significant increase or decrease in the share price. Each officer subject to the requirements has five years from the effective date of their current employment contract to achieve the applicable level of ownership. Directors have five years from the later of the Company’s annual meeting of shareholders held on February 1, 2013 or his or her initial election as director.
For officers, the levels are based on a multiple of the officer’s salary. Officers that are promoted into new bands will be assigned the appropriate ownership levels based on the new band and will have five years from the date of their promotion to comply with their new ownership requirements. The CEO’s current ownership level is five times annual salary and the remaining NEOs’ levels are currently two times annual salary. As of December 12, 2016, all NEOs and Mr. Hayes were in compliance with the stock ownership requirements. Directors’ ownership levels are four times their annual cash retainer (exclusive of any retainer amounts attributable to positions of Lead Independent Director or committee chairmanships).
Risk Considerations in our Overall Compensation Program
We believe that the Company’s compensation program is structured in such a way as to discourage excessive risk-taking. In making this determination, we considered various aspects of our compensation program, including the mix of fixed and performance-based compensation for management and other key employees. The Company’s performance-based compensation awards are designed to reward both short- and long-term performance. By linking a portion of total compensation to the Company’s long-term performance, we seek to mitigate short-term risks that could be detrimental to the Company’s long-term best interests and the creation of shareholder value. Another aspect we considered is our practice of increasing an individual’s equity-based performance compensation as a percentage of his or her total compensation as his or her responsibility and ability to affect the financial results of the Company increases. Such equity-based performance awards are subject to multi-year vesting periods and derive their value from the Company’s total performance, which we believe further encourages decision-making that is in the long-term best interests of the Company and its shareholders. Finally, we considered our stock ownership guidelines for executive officers and directors, which are designed to strengthen the alignment between the interests of our Board and executive officers and the Company’s shareholders. We believe these guidelines discourage excessive risk-taking that could be detrimental to the long-term interests of the Company, its performance or our stock price. In conclusion, we believe that the Company’s compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company.

REPORT OF THE COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE
We, the Compensation and Leadership Development Committee of the Board of Directors of Tyson Foods, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in Tyson Foods, Inc.’s Annual Report on Form 10-K for the fiscal year ended October 1, 2016.
Compensation and Leadership Development Committee of the Board of Directors
Brad T. Sauer, Chairman
Gaurdie E. Banister Jr.
Kevin M. McNamara

EXECUTIVE COMPENSATION
Summary Compensation Table for Fiscal Years 2016, 2015 and 2014
The table below summarizes the compensation for our NEOs during fiscal years 2016, 2015 and 2014. Although Mr. Hayes was not an NEO during fiscal year 2016, the Summary Compensation Table as well as the other tables in this Executive Compensation section include, on an informational basis only, details of compensation paid or attributed to Mr. Hayes during fiscal year 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)(2)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
John Tyson, Chairman of the Board	2016	928,818	0		3,068,728	1,252,547	2,448,875	183,113	1,734,084	9,616,165
	2015	910,089	0		2,190,077	2,661,561	1,802,278	0	1,189,493	8,753,498
	2014	884,087	0		1,485,849	1,739,298	2,482,047	893,839	1,212,590	8,697,710

Donnie Smith, Chief Executive Officer	2016	1,170,961	0		3,828,738	1,562,753	3,097,946	1,279,079	532,514	11,471,991
	2015	1,124,228	0		2,737,820	3,326,448	2,226,343	2,446,582	765,861	12,627,282
	2014	1,092,107	0		2,377,359	2,782,227	3,102,559	2,421,694	449,673	12,225,619

Dennis Leatherby, Executive Vice President and Chief Financial Officer	2016	660,390	0		1,032,978	421,626	1,279,762	615,272	304,134	4,314,162
	2015	640,862	0		760,509	924,000	930,687	1,072,544	148,735	4,477,337
	2014	600,333	0		689,434	806,835	1,414,882	1,011,169	170,319	4,692,972

Donnie King, President North American Operations	2016	856,946	0		2,871,733	1,172,142	1,962,607	895,417	233,896	7,992,741
	2015	831,606	0		2,429,772	1,737,101	1,355,912	1,189,714	282,815	7,826,920
	2014	784,046	0		1,337,264	1,564,935	1,808,186	1,051,093	209,265	6,754,789

Noel White, President Poultry	2016	777,716	0		1,535,062	626,560	1,781,149	917,108	383,083	6,020,678
	2015	753,981	0		2,125,526	1,367,584	1,295,314	1,414,894	1,568,392	8,525,691
	2014	711,114	0		1,040,094	1,217,292	1,750,000	1,207,464	358,909	6,284,873

Tom Hayes, President	2016	712,954	591,568	(6)	1,032,978	421,626	1,519,059	319,314	41,095	4,638,594
_______________________________

(1)
The amounts included in these columns are the aggregate grant date fair values for stock and option awards granted in the fiscal year shown, computed in accordance with the stock-based compensation accounting rules set forth in Financial Accounting Standards Board’s Accounting Standards Codification Topic 718. The assumptions used in the calculation of the amounts shown are included in Note 13 to our audited consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended October 1, 2016. Recipients do not realize the value of equity-based awards until the awards vest. The actual value that a recipient will realize from these awards is determined by the Company’s future share price and may be higher or lower than the amounts indicated in the table, which represent the full grant date fair value of such awards.

(2)
The grant date fair values of the restricted stock with performance criteria are based on the maximum outcome of those awards as of the grant date, which is the probable payout of such awards based on what we have determined, in accordance with the stock-based compensation accounting rules, to be the probable levels of achievement of the performance goals related to those awards. The resulting number of shares of restricted stock with performance criteria that vest, if any, depends on whether we achieve the specified level of performance with respect to the performance measure tied to these awards. Descriptions of these awards and the performance criteria are provided in the subsection titled “Elements of Compensation—Equity-Based Compensation—Restricted Stock with Performance Criteria” in the section titled “Compensation Discussion and Analysis” in this Proxy Statement. The grant date fair values of performance stock awards are reported in the table above at the probable payout, which is less than the maximum possible payout. The table below shows the grant date fair values of the performance stock awards granted to each NEO and Mr. Hayes during fiscal year 2016 at the probable payout and the maximum payout that would result if the highest levels of performance goals are achieved. The grant date fair values for the performance stock awards are computed in accordance with the rules described in footnote (1). Descriptions of these awards and the performance criteria are provided in the subsection titled “Elements of Compensation—Equity-Based Compensation—Performance Stock” in the section titled “Compensation Discussion and Analysis” in this Proxy Statement.

Name	Grant Date Fair Value of Performance Stock Awards (Probable Payout) ($)	Grant Date Fair Value of Performance Stock Awards (Maximum Payout) ($)
John Tyson	1,816,186	5,458,076
Donnie Smith	2,265,988	6,809,839
Dennis Leatherby	611,354	1,837,268
Donnie King	1,699,597	5,107,699
Noel White	908,506	2,730,280
Tom Hayes	611,354	1,837,268

(3)
Amounts reflected in this column are cash payments made pursuant to the Executive Incentive Plan. For a more detailed discussion, see the subsection titled “Elements of Compensation—Annual Performance Incentive Payments” under the “Compensation Discussion and Analysis” section of this Proxy Statement.

(4)
The amounts reflected in this column include above market earnings for fiscal year 2016 on nonqualified deferred compensation as follows: Mr. Tyson - $0; Mr. Smith - $104,223; Mr. Leatherby - $38,974; Mr. King - $353; Mr. White - $68,427; and Mr. Hayes - $152. For the assumptions used to determine the change in the pension value, see the table titled “SERP Assumptions” in the section titled “Pension Benefits” in this Proxy Statement.

(5)
The amounts reflected in this column for fiscal year 2016 represent the sum of all other compensation and perquisites received by the NEOs and Mr. Hayes from the Company, as more fully set forth in the table below.

Name	Year	Reimbursement of Taxes ($)	Executive Life Insurance Premiums ($)	Company Contribution under the Employee Stock Purchase Plan ($)	Company Contribution under the Executive Savings Plan ($)(a)	Company Contribution under the Retirement Savings Plan ($)	Perquisites ($)(b)

John Tyson	2016	226,374	0	0	124,508	10,600	1,372,602	(c)

Donnie Smith	2016	114,223	46,484	29,274	160,156	10,600	171,777	(d)

Dennis Leatherby	2016	170,706	30,080	16,510	67,006	10,600	*

Donnie King	2016	62,103	46,682	10,712	2,650	10,600	101,149	(e)

Noel White	2016	92,226	51,609	19,443	91,754	10,600	117,451	(f)

Tom Hayes	2016	8,633	4,286	0	4,760	10,600	12,816	(g)
_______________________________

*	Indicates value less than $10,000.

(a)
Included in these amounts are matching contributions to the applicable NEOs and Mr. Hayes pursuant to the Executive Savings Plan subsequent to the end of the fiscal year 2016, though attributable to performance in fiscal year 2016, as follows: Mr. Tyson - $97,955; Mr. Smith - $123,918; Mr. Leatherby - $51,190; Mr. King - $0; Mr. White - $71,246; and Mr. Hayes - $0 (a description of the Executive Savings Plan is provided under the heading “Financial, Retirement and Welfare Benefit Plans” in the “Compensation Discussion and Analysis” section of this Proxy Statement, as well as following the table titled “Nonqualified Deferred Compensation for Fiscal Year 2016” under “Executive Savings Plan”). The amounts do not include matching contributions that were attributable to performance in fiscal year 2015 but paid in fiscal year 2016, as those awards were previously reported as fiscal year 2015 compensation.

(b)
The amounts in this column include premiums paid by the Company for a long-term disability insurance policy and the EMRP for each NEO and Mr. Hayes. The values expressed for personal use of Company-owned aircraft in footnotes (c) through (f), below, are based on the aggregate incremental cost to the Company using a method that accounts for fuel, maintenance, landing fees, other associated travel costs and charter fees. Messrs. Tyson’s, Smith’s, King’s and White’s personal use of Company-owned aircraft is permitted under their respective employment contracts; moreover, such use must comply with the Company’s then existing aircraft policy and not interfere with the Company’s use of the aircraft. The values of all perquisites are based on the incremental aggregate cost to the Company and are individually quantified only if they exceed the greater of $25,000 or 10% of the total amount of perquisites for such NEO or Mr. Hayes.

(c)	This amount includes $1,285,519 for personal use of Company-owned aircraft. This also includes amounts for personal security and event tickets.

(d)	This amount includes $158,839 for personal use of Company-owned aircraft and an amount for spousal attendance at an event.

(e)	This amount includes $91,817 for personal use of Company-owned aircraft and an amount for spousal attendance at an event.

(f)	This amount includes $104,227 for personal use of the Company-owned aircraft and an amount for spousal attendance at an event.

(g)	This includes an amount for spousal attendance at an event.

(6)	This amount was paid to Mr. Hayes in fiscal year 2016 pursuant to a retention agreement entered into subsequent to the Company’s acquisition of The Hillshire Brands Company in 2014.
Grants of Plan-Based Awards During Fiscal Year 2016
The table below provides information on equity and cash-based performance awards granted to each of the Company’s NEOs and Mr. Hayes during fiscal year 2016. The equity awards were granted under the Stock Incentive Plan. The cash-based performance awards were granted under the Executive Incentive Plan. More information on plan-based awards is provided in the subsection titled “Elements of Compensation” under the “Compensation Discussion and Analysis” section of this Proxy Statement.

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Under- lying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John Tyson	11/30/2015	11/18/2015	835,936	1,671,872	10,000,000
	11/30/2015	11/18/2015				25,050	50,101	100,203			1,816,186
	11/30/2015	11/18/2015					25,051				1,252,542
	11/30/2015	11/18/2015							109,202	50.00	1,252,547
Donnie Smith	11/30/2015	11/18/2015	1,057,500	2,115,000	10,000,000
	11/30/2015	11/18/2015				31,255	62,510	125,020			2,265,988
	11/30/2015	11/18/2015					31,255				1,562,750
	11/30/2015	11/18/2015							136,247	50.00	1,562,753
Dennis Leatherby	11/30/2015	11/18/2015	436,854	873,707	10,000,000
	11/30/2015	11/18/2015				8,432	16,864	33,729			611,354
	11/30/2015	11/18/2015					8,432				421,624
	11/30/2015	11/18/2015							36,759	50.00	421,626
Donnie King	11/30/2015	11/18/2015	669,946	1,339,892	10,000,000
	11/30/2015	11/18/2015				23,442	46,885	93,770			1,699,597
	11/30/2015	11/18/2015					23,443				1,172,136
	11/30/2015	11/18/2015							102,192	50.00	1,172,142
Noel White	11/30/2015	11/18/2015	608,005	1,216,009	10,000,000
	11/30/2015	11/18/2015				12,531	25,062	50,124			908,506
	11/30/2015	11/18/2015					12,531				626,556
	11/30/2015	11/18/2015							54,626	50.00	626,560
Tom Hayes	11/30/2015	11/18/2015	627,000	1,254,000	10,000,000
	11/30/2015	11/18/2015				8,432	16,864	33,729			611,354
	11/30/2015	11/18/2015					8,432				421,624
	11/30/2015	11/18/2015							36,759	50.00	421,626
_______________________________

(1)
The amounts in these columns represented the threshold, target and maximum amounts payable for performance in fiscal year 2016 under the Executive Incentive Plan based on the NEO’s or Mr. Hayes’ salary on October 1, 2016. The amounts paid to each NEO and Mr. Hayes pursuant to this plan for fiscal year 2016 are set forth in the column titled “Non-Equity Incentive Plan Compensation” in the “Summary Compensation Table for Fiscal Years 2016, 2015 and 2014” in this Proxy Statement. For more detailed information on the Executive Incentive Plan and potential payments thereunder, see the discussion and tables in the subsection titled “Elements of Compensation—Annual Performance Incentive Payments” in the section titled “Compensation Discussion and Analysis” in this Proxy Statement.

(2)
The amounts in these columns represent (a) the threshold, target and maximum amount of shares of performance stock which would be awarded upon the achievement of specified performance criteria for the awards approved on November 18, 2015 and, (b) the amount of shares of restricted stock with performance criteria which would be awarded upon the achievement of a specified performance criterion for the awards approved on November 18, 2015. The vesting terms of the performance stock include the achievement of a three-year cumulative Adjusted EBIT target and a favorable stock price comparison with the stock prices of the Compensation Peer Group. The vesting terms of the restricted stock with performance criteria include the achievement of a three-year cumulative Adjusted EBIT of $125 million over the 2016 - 2018 fiscal years. Assuming all performance criteria are satisfied the awards will vest on December 1, 2018. For a more detailed discussion, see the subsections titled “Elements of Compensation—Equity-Based Compensation—Performance Stock” and “Elements of Compensation—Equity-Based Compensation—Restricted Stock with Performance Criteria” in the section titled “Compensation Discussion and Analysis” in this Proxy Statement.

(3)
The amounts in this column represent nonqualified stock options that expire on November 30, 2025. These options vest in equal annual increments on each of the first, second and third anniversary dates of the grant and become fully vested after three years.

(4)	Pursuant to the terms of the Stock Incentive Plan, the exercise price for these options is the closing price of our Class A Common Stock on the grant date.

(5)
For a description of the methodology used to determine the grant date fair value of stock and option awards, see footnote 1 of the “Summary Compensation Table for Fiscal Years 2016, 2015 and 2014” in this Proxy Statement.

Outstanding Equity Awards at 2016 Fiscal Year-End
The table below provides information on the stock option, restricted stock and performance stock awards held by each of the Company's NEOs and Mr. Hayes as of October 1, 2016.

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
John Tyson	11/26/2012	160,600	0		19.36	11/26/2022
	11/22/2013	107,067	53,533	(2)	31.82	11/22/2023
	11/22/2013						20,189	(3)	1,507,513
	11/22/2013						48,417	(4)	3,615,297
	11/21/2014	77,080	154,159	(5)	42.26	11/21/2024
	11/21/2014									21,711	(6)	1,621,160
	11/21/2014									17,035	(7)	1,272,003
	11/30/2015	0	109,202	(8)	50.00	11/30/2025
	11/30/2015									25,291	(9)	1,888,479
	11/30/2015									25,050	(10)	1,870,484

Donnie Smith	11/30/2009	117,680	0		12.02	11/30/2019
	2/11/2010	282,320	0		15.96	2/11/2020
	11/29/2010	400,000	0		16.19	11/29/2020
	11/28/2011	400,000	0		19.63	11/28/2021
	11/26/2012	256,900	0		19.36	11/26/2022
	11/22/2013	171,267	85,633	(2)	31.82	11/22/2023
	11/22/2013						32,303	(3)	2,412,065
	11/22/2013						77,467	(4)	5,784,461
	11/21/2014	96,335	192,670	(5)	42.26	11/21/2024
	11/21/2014									27,140	(6)	2,026,544
	11/21/2014									21,296	(7)	1,590,172
	11/30/2015	0	136,247	(8)	50.00	11/30/2025
	11/30/2015									31,555	(9)	2,356,212
	11/30/2015									31,255	(10)	2,333,811

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Dennis Leatherby	11/26/2012	70,600	0		19.36	11/26/2022
	11/22/2013	49,667	24,833	(2)	31.82	11/22/2023
	11/22/2013						9,368	(3)	699,509
	11/22/2013						22,465	(4)	1,677,462
	11/21/2014	26,760	53,518	(5)	42.26	11/21/2024
	11/21/2014									7,539	(6)	562,937
	11/21/2014									5,915	(7)	441,673
	11/30/2015	0	36,759	(8)	50.00	11/30/2025
	11/30/2015									8,513	(9)	635,666
	11/30/2015									8,432	(10)	629,617

Donnie King	11/22/2013	0	48,166	(2)	31.82	11/22/2023
	11/22/2013						18,170	(3)	1,356,754
	11/22/2013						43,575	(4)	3,253,745
	11/21/2014	0	100,614	(5)	42.26	11/21/2024
	11/21/2014									14,173	(6)	1,058,298
	11/21/2014									11,121	(7)	830,405
	7/2/2015									23,571	(11)	1,760,047
	11/30/2015	0	102,192	(8)	50.00	11/30/2025
	11/30/2015									23,668	(9)	1,767,290
	11/30/2015									23,442	(10)	1,750,414

Noel White	11/22/2013	0	37,466	(2)	31.82	11/22/2023
	11/22/2013						14,132	(3)	1,055,236
	11/22/2013						33,892	(4)	2,530,716
	11/21/2014	39,606	79,211	(5)	42.26	11/21/2024
	11/21/2014									11,157	(6)	833,093
	11/21/2014									8,754	(7)	653,661
	07/02/2015									23,571	(11)	1,760,047
	11/30/2015	0	54,626	(8)	50.00	11/30/2025
	11/30/2015									12,651	(9)	944,650
	11/30/2015									12,531	(10)	935,690

Tom Hayes	11/21/2014	27,830	55,660	(5)	42.26	11/21/2024
	11/21/2014									7,841	(6)	585,487
	11/21/2014									6,152	(7)	459,370
	07/02/2015									47,143	(11)	3,520,168
	11/30/2015	0	36,759	(8)	50.00	11/30/2025
	11/30/2015									8,513	(9)	635,666
	11/30/2015									8,432	(10)	629,617
_______________________________
The footnotes below are applicable to more than one executive where noted.

(1)	The amounts listed in this column reflect a share price of $74.67, the closing price of our shares on the NYSE on September 30, 2016, the last trading day of our 2016 fiscal year.

(2)	These options vested and became exercisable on November 22, 2016.

(3)
This represents an award of restricted stock with performance criteria that vested on November 28, 2016 resulting from the satisfaction of the applicable performance criterion. The performance criterion was the achievement of cumulative Adjusted EBIT of more than $100 million for the 2014-2016 fiscal years.

(4)
This represents an award of performance stock that vested on November 28, 2016 resulting from the satisfaction of the following performance criteria: (a) cumulative Adjusted EBIT target of $6,344 million for the 2014-2016 fiscal years and (b) a favorable comparison of the Company's Class A Common Stock price relative to the stock prices of a predetermined peer group of publicly traded companies over the 2014-2016 fiscal years. Based on the actual level of performance, this award vested at 108.127% of the target award with respect to the cumulative Adjusted EBIT criterion and 200% with respect to the stock price comparison criterion.

(5)
One-third of these options vested and became exercisable on November 21, 2015. One-half of the remaining options vested and become exercisable on November 21, 2016 and the remaining options are scheduled to vest and become exercisable on November 21, 2017.

(6)
This represents an award of restricted stock with performance criteria that vests on the fourth business day following the issuance of the Company’s Annual Report on Form 10-K for the 2017 fiscal year subject to the achievement of a three-year cumulative Adjusted EBIT of $100 million. The amount includes shares accrued under the Company’s dividend reinvestment plan.

(7)
This represents an award of performance stock that vests on the fourth business day following the issuance of the Company’s Annual Report on Form 10-K for the 2017 fiscal year subject to the achievement of a three-year cumulative Adjusted EBIT target and favorable comparison of the Company's Class A Common Stock price performance relative to the stock price performance of a predetermined peer group of publicly traded companies over the 2015-2017 fiscal years. The number of shares reported is based on the threshold performance goals as achievement of the performance criteria is not determinable at this time.

(8)
One-third of these options vested and became exercisable on November 30, 2016. One-half of the remaining options are scheduled to vest and become exercisable on November 30, 2017 and the remaining options are scheduled to vest and become exercisable on November 30, 2018.

(9)
This represents an award of restricted stock with performance criteria that vests on December 1, 2018 subject to the achievement of a three-year cumulative Adjusted EBIT of $125 million. The amount includes shares accrued under the Company’s dividend reinvestment plan.

(10)
This represents an award of performance stock that vests on December 1, 2018 subject to the achievement of a three-year cumulative Adjusted EBIT target and favorable comparison of the Company's Class A Common Stock price performance relative to the stock price performance of a predetermined peer group of publicly traded companies over the 2016-2018 fiscal years. The number of shares reported is based on the threshold performance goals as achievement of the performance criteria is not determinable at this time.

(11)
This represents an award of restricted stock with performance criteria that vests on July 1, 2018 subject to (i) the achievement of a two-year cumulative Adjusted EBIT of $125 million over the 2016 and 2017 fiscal years and (ii) the executive’s continued employment with the Company through July 1, 2018.

Option Exercises and Stock Vested During Fiscal Year 2016
The table below sets forth the number of shares acquired and the value realized upon exercise of stock options and vesting of stock awards during fiscal year 2016 by each of the NEOs.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(#)		Value Realized on Vesting ($)(1)
John Tyson	500,000	29,485,000	33,305	(2)	1,665,278
			98,347	(3)	4,917,355
Donnie Smith	100,000	6,375,816	53,288	(2)	2,664,445
			157,355	(3)	7,867,769
Dennis Leatherby	176,000	8,837,604	14,654	(2)	732,722
			43,272	(3)	2,163,636
Donnie King	456,501	16,586,362	15,453	(2)	772,689
			45,633	(3)	2,281,653
Noel White	267,114	12,214,590	15,453	(2)	772,689
			45,633	(3)	2,281,653
_______________________________

(1)	Amount based on our stock price of $50.00 on November 30, 2015, which was the vesting date for each of the awards reported in this column.

(2)	Represents previously awarded restricted stock with performance criteria that vested on November 30, 2015.

(3)	Represents previously awarded performance stock that vested on November 30, 2015.
Pension Benefits
The SERP is a nonqualified deferred compensation plan that provides a retirement benefit to certain officers of the Company, including all of the NEOs and Mr. Hayes. It also provides life insurance protection for certain of the officers, including Messrs. Smith, Leatherby, King and White. The retirement benefit is a lifetime annuity. The primary formula for calculating the amount of such benefit uses one percent of the average annual compensation paid to the officer for his or her final five years of service multiplied by his or her years of creditable service (the “normal retirement allowance”). “Creditable service” is the number of years and months that the participant has been a contracted officer beginning January 1, 2004, subject to certain grandfathering and band level criteria. The SERP also provides for catch-up accruals for certain grandfathered participants (officers prior to 2002 receive an additional one percent of their final five year average annual compensation multiplied by their final five years of creditable service). An officer’s normal retirement allowance cannot decrease from the highest normal retirement allowance amount calculated during the officer’s tenure. In addition, participants in the plan as of July 1, 2014 with at least 20 years of vesting service are generally eligible for a minimum benefit and a tax allowance based on the amount of their executive life insurance premium at the male nonsmoker rate. Participants do not vest in the retirement benefits until attaining age 62, although a participant who attains at least age 55 and whose combination of age and years of vesting service equals or exceeds 70 is considered vested. A participant who vests in his or her retirement benefit prior to age 62 may retire early and receive an actuarially reduced benefit. A participant who terminates employment or becomes ineligible to participate before vesting or a participant who is terminated for cause, even if fully vested, is not entitled to any benefits under the SERP. A participant in the plan as of July 1, 2014 who terminates prior to vesting because of disability is eligible for a fully vested and unreduced minimum benefit. The Compensation Committee has the discretion to grant early retirement benefits under the plan.

If a Company-employed participant was in the SERP as of July 1, 2014 and subsequently dies, the participant’s beneficiaries receive a death benefit under the life insurance portion of the SERP. As of October 1, 2016, the life insurance portion of the SERP provided a death benefit of $3,000,000 for Messrs. Smith, King and White and $2,000,000 for Mr. Leatherby. Mr. Tyson no longer participates in the life insurance portion of the SERP because previous amounts accrued by him were monetized and are being paid in connection with his becoming a non-executive officer in fiscal year 2008, and Mr. Tyson is currently receiving the benefits. When Mr. Hayes started participating in the SERP, the life insurance feature was no longer offered.
The following table shows the years of creditable service for benefit accrual purposes and the present value of the accrued benefits for each of the NEOs and Mr. Hayes under the SERP as of October 1, 2016.

Name	Plan Name	Numbers of Years of Creditable Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
John Tyson	Tyson Foods, Inc. SERP	13.50	4,032,267	175,196
Donnie Smith	Tyson Foods, Inc. SERP	17.75	9,333,652	0
Dennis Leatherby	Tyson Foods, Inc. SERP	17.75	4,254,066	0
Donnie King	Tyson Foods, Inc. SERP	17.75	4,649,726	0
Noel White	Tyson Foods, Inc. SERP	17.75	5,294,547	0
Tom Hayes	Tyson Foods, Inc. SERP	2.08	319,162	0
_______________________________

(1)
The plan considers only creditable service, as more fully described above. The NEOs’ and Mr. Hayes’ actual years of service are as follows: Mr. Tyson - 44 years, Mr. Smith - 35 years, Mr. Leatherby - 26 years, Mr. King - 34 years, Mr. White - 33 years and Mr. Hayes - 10 years.

(2)	The present value of these benefits is based on the following assumptions:
SERP Assumptions

	As of October 3, 2015	As of October 1, 2016
Discount Rate	4.50%	3.84%
Mortality Table for Annuities	RP-2014 mortality tables with MP-2014 generational improvement for males and females with white collar adjustment	RP-2014 mortality tables with MP-2015 generational improvement for males and females with white collar adjustment
The following table shows the estimated annual single life annuity payable from the plan upon retirement at age 62, based on the specific compensation and years of service classifications indicated below.

SERP Estimates

Average Cash Compensation	Years of Service
	15	20	25	30	35
$500,000	$75,000	$100,000	$125,000	$150,000	$175,000
$750,000	$112,500	$150,000	$187,500	$225,000	$262,500
$1,000,000	$150,000	$200,000	$250,000	$300,000	$350,000
$1,500,000	$225,000	$300,000	$375,000	$450,000	$525,000
$2,000,000	$300,000	$400,000	$500,000	$600,000	$700,000
$3,000,000	$450,000	$600,000	$750,000	$900,000	$1,050,000
$5,000,000	$750,000	$1,000,000	$1,250,000	$1,500,000	$1,750,000

Nonqualified Deferred Compensation for Fiscal Year 2016
The table below provides information on benefits available to the NEOs and Mr. Hayes for fiscal year 2016 under the Executive Savings Plan and the Retirement Income Plan.

Name	Plan(1)	Executive Contributions in Last Fiscal Year ($)(2)	Company Contributions in Last Fiscal Year ($)(3)	Aggregate Earnings in Last Fiscal Year ($)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(5)(6)
John Tyson	Executive Savings Plan	156,381	124,508	436,006	549,672	5,653,614
Donnie Smith	Executive Savings Plan	279,843	160,156	215,340	0	4,618,460
Dennis Leatherby	Executive Savings Plan	104,569	67,006	80,525	0	1,723,295
Donnie King	Executive Savings Plan	0	2,650	896	0	24,731
Noel White	Executive Savings Plan	228,904	91,754	109,483	0	2,443,418
	Retirement Income Plan	0	0	31,883	0	619,966
Tom Hayes	Executive Savings Plan	0	4,760	308	0	8,512
	Hillshire 401(k) SERP	0	0	24,135	0	863,946
	Hillshire Executive Deferred Compensation Plan	0	0	40,825	0	1,487,722
_______________________________

(1)
As further detailed in the narrative below, all NEOs and Mr. Hayes may participate in the Executive Savings Plan. As a previous executive of IBP, inc. (“IBP”), Mr. White also has an account balance in the Company’s Retirement Income Plan, a deferred compensation plan previously maintained by IBP as further described below. As a previous executive of The Hillshire Brands Company, Mr. Hayes also has account balances in the Company’s Hillshire 401(k) SERP and Hillshire Executive Deferred Compensation Plan as further described below.

(2)
Amounts in this column are included in the “Salary” and/or “Non-Equity Incentive Plan Compensation” columns of the “Summary Compensation Table for Fiscal Years 2016, 2015 and 2014” in this Proxy Statement. The amounts in this column include post-fiscal year 2016 contributions made from the NEOs’ and Mr. Hayes’ non-equity incentive plan compensation attributable to fiscal year 2016 performance as follows: Mr. Tyson - $122,444; Mr. Smith - $216,856; Mr. Leatherby - $63,988; Mr. King - $0; Mr. White - $178,115; and Mr. Hayes - $0.

(3)
Included in these amounts are matching contributions to the applicable NEOs and Mr. Hayes pursuant to the Executive Savings Plan subsequent to the end of the fiscal year 2016, though attributable to performance in fiscal year 2016, as follows: Mr. Tyson - $97,955; Mr. Smith - $123,918; Mr. Leatherby - $51,190; Mr. King - $0; Mr. White - $71,246; and Mr. Hayes - $0. A description of the Executive Savings Plan is provided in the subsection titled “Financial, Retirement and Welfare Benefit Plans” in the “Compensation Discussion and Analysis” section of this Proxy Statement, as well as below under the heading “Executive Savings Plan.”

(4)	The above-market portion of these earnings is reported in footnote 4 to the “Summary Compensation Table for Fiscal Years 2016, 2015 and 2014” in this Proxy Statement.

(5)	The amounts in this column include post-fiscal year 2016 executive contributions and Company matching contributions as described in footnotes (2) and (3) above.

(6)
In addition to the amounts described in footnotes (2), (3) and (4) above, the amount shown in this column includes the following amounts reported as compensation for each of the NEOs in the Company’s Summary Compensation Tables in the previous years:

Name	Amount ($)
John Tyson	1,332,830
Donnie Smith	3,481,603
Dennis Leatherby	1,219,783
Donnie King	10,412
Noel White	1,819,268
Executive Savings Plan
The Company sponsors the Executive Savings Plan which is available to NEOs and other highly compensated employees of the Company (including Mr. Hayes) and is intended to provide participants the opportunity to defer up to 60% of their salaries and 100% of cash performance incentive payments in excess of the limits of the Internal Revenue Code imposed on the Retirement Savings Plan (the qualified 401(k) plan). Participants must elect to defer their compensation for a year in the year prior to performing services, and deferral elections are generally irrevocable. The Executive Savings Plan also provides a matching contribution by the Company equal to 100% of the first 3% of base pay contributed, plus 50% of the next 2% contributed which is not otherwise matched under the Company’s Retirement Savings Plan. Performance incentive payment deferrals are also matched at the same rates. Participants’ accounts under the Executive Savings Plan are adjusted for investment gains or losses. Participants may elect how their accounts are invested from the investment options available under the Retirement Savings Plan plus an investment option paying the prime rate as reported in the Wall Street Journal plus two hundred basis points.
For amounts deferred to the Executive Savings Plan on or after January 1, 2005, and any earnings, gains or losses thereon, the following distribution rules apply. Participants must elect the amount of their deferrals and the time and form of their distributions prior to the year their salaries and performance incentive payments to be deferred are earned. Participants may elect to receive distributions in January following termination of employment, in January of a specified calendar year as elected by the participant, or a combination of the foregoing. Participants may apply for an earlier distribution on account of an extraordinary and unforeseeable event. Participants may elect the form of their distributions in either a lump sum payment or annual installments payable over a period not to exceed 15 years from the later of the date the participant terminates employment or attains age 62. Notwithstanding the foregoing, a participant’s account will be distributed in a lump sum if it does not exceed the maximum annual contribution limit under the Retirement Savings Plan following termination of employment. Changes are permitted to these elections only in accordance with limited rules of the plan. Certain key employees may be required to delay a distribution payable at termination of employment for six months as required by law. Notwithstanding a participant’s distribution election, if a participant dies prior to distribution of the account, the account will be paid to the participant’s designated beneficiary beginning in January of the year following the participant’s death in five annual installments or in a lump sum in January of the year following the participant’s death if the value of the account does not exceed the maximum annual contribution limit under the Retirement Savings Plan at the time of distribution. If a participant dies after distributions have begun to the participant, the participant’s designated beneficiary receives payment in accordance with the participant’s distribution election. For account balances prior to January 1, 2005 and earnings, gains and losses thereon, the distribution rules described in the section below titled “Retirement Income Plan” apply.
Any assets reserved for Company payments under the Executive Savings Plan remain subject to the claims of our creditors. Benefits are currently paid from a grantor trust originally established to pay benefits under the Retirement Income Plan. Assets from this grantor trust can be used to pay benefits under the Executive Savings Plan only if there are sufficient assets remaining in the trust after any such payment to satisfy all benefit obligations under the Retirement Income Plan. The Company currently provides funding for this grantor trust on an ongoing basis.
Retirement Income Plan
The Company maintains the Retirement Income Plan, which is a nonqualified deferred compensation plan originally maintained by IBP. The Retirement Income Plan is currently frozen, meaning that no further contributions are permitted to be made. Prior to being frozen, certain employees of IBP could defer their compensation to the Retirement Income Plan and receive matching contributions on their deferrals in excess of limits imposed on qualified plans under the Internal Revenue Code. Accounts under the Retirement Income Plan continue to realize gain or loss. Participants may elect how their accounts are invested from the investment options available under the Retirement Savings Plan plus an investment option paying the prime rate as reported in the Wall Street Journal plus two hundred basis points. The Retirement Income Plan will terminate after all distributions from the plan have been made.
A participant is eligible for a distribution from the Retirement Income Plan at termination or, if the participant elects, while in-service or on account of a hardship. In-service distributions requested by June 30 are paid in January of the year following the request. Distributions requested on account of hardship may be requested at any time and distributed when approved by the plan’s administrative committee. Distributions are made in the form elected by the participant from a lump sum payment or annual or biannual installments payable over a period not to exceed 15 years from the later of the date the participant terminates employment or attains age 62. Notwithstanding the foregoing, a participant’s account will be distributed in a lump sum if it does not exceed $50,000 at the time of distribution following termination of employment. If a participant dies prior to distribution of the account, the account will be paid to the participant’s designated beneficiary in ten annual installments following the later of the year the participant dies or would have attained age 62, in a lump sum if the value of the account does not exceed $50,000 at the time of distribution or as the beneficiary elects from the distribution options available to the participant. If a participant dies after distributions have begun to the participant, the participant’s designated beneficiary receives payment in accordance with the participant’s distribution election.
The assets of the Retirement Income Plan, including NEOs’ deferrals, are subject to the claims of our creditors and benefits are paid from a trust we established to secure our obligations under the plan.
Hillshire 401(k) SERP
The Hillshire Brands Company (“Hillshire”), a wholly-owned subsidiary of the Company, maintains The Hillshire Brands Company Supplemental Executive Benefit Plan, which includes a nonqualified defined contribution (401(k)) benefit previously offered to certain employees of Hillshire (including Mr. Hayes) prior to its acquisition by the Company. The plan was intended to provide retirement benefits that could not be provided under Hillshire’s qualified 401(k) plan due to tax law restraints and to comply with non-discrimination requirements under the qualified plan. Eligible earnings for the 401(k) SERP notional contributions (since nonqualified plans are unfunded) were base salary, cash bonus, and deferred compensation in excess of the Internal Revenue Code compensation limit. Notional 401(k) SERP accounts were previously valued at the trading price of Hillshire’s common stock and, therefore, earned a return based on that price. Currently, these accounts are valued from time to time to reflect a hypothetical investment in an interest account. The rate of interest to be credited for a plan year will be calculated by Hillshire at the beginning of each plan year by averaging quotes obtained from three nationally recognized investment banks as to the current cost to the Company of issuing five-year maturity debt; provided, however, the rate of interest is not to exceed the rate that would require disclosure as an "above market" interest rate under SEC disclosure rules.
For 401(k) SERP participants between January 1, 2012, and August 27, 2014 (the date Hillshire terminated its qualified 401(k) plan), the plan provided a 100% matching contribution of up to 5% plus annual Hillshire contributions of 2.5% on eligible compensation. Hillshire contributed an additional amount, up to a maximum of 2.5% on eligible compensation, in the event Hillshire achieved pre-determined financial performance goals. The financial performance goals were set each calendar year.
Hillshire Executive Deferred Compensation Plan
Hillshire maintains The Hillshire Brands Company Executive Deferred Compensation Plan, which is a deferred compensation plan. The plan provides certain of our employees that were executives at Hillshire (including Mr. Hayes) the ability to defer the taxation of base salary and annual incentive award payments. The plan is non-tax-qualified, unfunded, and currently provides only an interest income account for compensation credited to the plan. The interest income account uses the same rate of interest used under the 401(k) SERP.
Potential Payments Upon Termination
In fiscal year 2014, the Compensation Committee adopted a severance program for officers other than Messrs. Tyson and Smith. The severance terms for Messrs. Tyson and Smith are reflected in their respective employment contracts. The severance terms for Messrs. Leatherby, King, White, and Hayes are reflected in their respective employment contracts and in the severance program.
As of the end of fiscal year 2016, in the event the Company terminated the employment of an NEO prior to the expiration of the NEO’s respective employment contract term (other than for “cause” or by reason of their death or permanent disability), the Company will continue paying, in the case of Mr. Tyson, his current base salary through the end of the term of his employment contract, in the case of Mr. Smith, his then current base salary for a period of three years, and, in the case of Messrs. Leatherby, King, White and Hayes, such officer’s then current base salary for a period of two years. With respect to restricted stock with performance criteria and performance stock awards held by the NEO at the date of termination, the awards will vest upon termination on a pro-rata basis determined by taking the total number of days the NEO was employed during the applicable measurement period divided into the total number of days of the same performance measurement period, but only to the extent the performance criteria are satisfied. If an award vests in the future pursuant to satisfaction of performance criteria, such stock will be awarded to the NEO (or Mr. Hayes) or his estate. With respect to stock options held by the NEO or Mr. Hayes at the date of termination, such grants will vest 100% at the time of an NEO’s termination.
As discussed above, shortly following the conclusion of fiscal year 2016, Mr. Smith entered into a transition, consulting and non-compete agreement with the Company as part of the Compensation Committee’s CEO succession process. This agreement provides for Mr. Smith’s departure from the Company effective December 31, 2016, his retention for three years as a consultant to the Company, and associated benefits. The benefits provided are consistent with severance under Mr. Smith’s employment contract and include continued payments of Mr. Smith’s base salary for a period of three years and vesting of his performance shares on a pro-rata basis determined by taking the total number of days Mr. Smith was employed during the applicable performance period divided by the total number of days of such performance period, but only to the extent the performance criteria are satisfied. With respect to stock options and restricted stock held by Mr. Smith at the date of his separation, such grants will vest 100% at the time of Mr. Smith’s separation on December 31, 2016. Mr. Smith is also entitled to subsidized health coverage under COBRA for up to 18 months. The agreement also contemplates a three year consulting term during which Mr. Smith has agreed to provide consulting services to the Company as requested by the Board or its designee or the CEO in exchange for an annual fee of $2,300,000.
If an NEO’s or Mr. Hayes’ employment terminates for “cause” he is not entitled to any of the foregoing benefits and will receive only his accrued but unpaid compensation as of the date of his termination. The term “cause” generally includes, among other things, the NEO or Mr. Hayes engaging in wrongful conduct which results in injury to the Company or engaging in certain criminal activities
The NEOs and Mr. Hayes would have been entitled to the following estimated payments and benefits from the Company if a termination occurred on October 1, 2016 under the following circumstances. In addition, NEOs and Mr. Hayes may be eligible for payment of their accounts under the Company’s qualified retirement plan, the Employee Stock Purchase Plan and nonqualified plans. For the benefits under these plans, see the sections titled “Compensation Discussion and Analysis,” “Pension Benefits” and “Nonqualified Deferred Compensation for Fiscal Year 2016” of this Proxy Statement.

	Tyson				Smith
	Termination by Company Without Cause ($)		Termination by Company for Cause ($)	Termination Due to Death or Permanent Disability ($)	Termination by Company Without Cause ($)		Termination by Company for Cause ($)	Termination Due to Death or Permanent Disability ($)
Severance	1,083,621	(1)	0	0	3,525,000	(2)	0	0
Accrued and Unpaid Vacation	0		0	0	90,385		90,385	90,385
Acceleration of vesting of equity-based compensation awards(3)	19,760,403		0	19,760,403	27,284,179		0	27,284,179
Health Insurance(4)	17,040		0	17,040	21,917		0	21,917
Total	20,861,064		0	19,777,443	30,921,481		90,385	27,396,481

	Leatherby				King
	Termination by Company Without Cause ($)		Termination by Company for Cause ($)	Termination Due to Death or Permanent Disability ($)	Termination by Company Without Cause ($)		Termination by Company for Cause ($)	Termination Due to Death or Permanent Disability ($)
Severance	1,323,798	(5)	0	0	1,717,810	(5)	0	0
Accrued and Unpaid Vacation	50,915		50,915	50,915	66,070		66,070	66,070
Acceleration of vesting of equity-based compensation awards(3)	7,678,379		0	7,678,379	16,025,360		0	16,025,360
Health Insurance(4)	19,509		0	19,509	15,178		0	15,178
Total	9,072,601		50,915	7,748,803	17,824,418		66,070	16,106,608

	White				Hayes
	Termination by Company Without Cause ($)		Termination by Company for Cause ($)	Termination Due to Death or Permanent Disability ($)	Termination by Company Without Cause ($)		Termination by Company for Cause ($)	Termination Due to Death of Permanent Disability ($)
Severance	1,558,986	(5)	0	0	1,900,000	(5)	0	0
Accrued and Unpaid Vacation	59,961		59,961	59,961	73,077		73,077	73,077
Acceleration of vesting of equity-based compensation awards(3)	11,472,019		0	11,472,019	4,345,275		0	4,345,275
Health Insurance(4)	17,294		0	17,294	15,447		0	15,447
Total	13,108,260		59,961	11,549,274	6,333,799		73,077	4,433,799

_______________________________

(1)	This amount represents the continued payment of the NEO’s base salary for one year and two months to reflect the remaining term of his employment contract.

(2)	This amount represents the continued payment of the NEO’s base salary for three years.

(3)
The amounts in this row represent the value of each NEO’s and Mr. Hayes’ unvested stock options, restricted stock with performance criteria and performance stock at the target level that would have vested in the event of a termination on October 1, 2016, based on our stock price of $74.67 on September 30, 2016.

(4)
With the exception of Mr. Tyson, these amounts represent the premiums to continue the NEOs’ and Mr. Hayes’ coverage under the EMRP through January 1, 2017 and health insurance for the severance period provided in the NEO’s or Mr. Hayes’ employment contract.  Mr. Tyson’s contract provides that in the case of his disability, he and his spouse are entitled to coverage under the EMRP (until January 1, 2017) and health insurance until each of their deaths, and his eligible dependents are entitled to coverage under the EMRP (until January 1, 2017) and health insurance until such time as their eligibility has ceased. In the case of Mr. Tyson’s death, his spouse and eligible dependents are entitled to the same coverage.  For purposes of this table, this amount (a) includes an amount for coverage of his daughter until she reaches the age of 26, (b) excludes any amount for a spouse, as Mr. Tyson was not married as of October 1, 2016, and (c) excludes any amount for Mr. Tyson, as the period of time for coverage cannot be determined.  As of October 1, 2016, the annual costs for Mr. Tyson’s health insurance totaled $3,845. The EMRP is being canceled on January 1, 2017 and the cost between October 1, 2016 and January 1, 2017 would be $1,700.

(5)	These amounts represent continued payment of each of the NEO’s and Mr. Hayes’ base salary for two years.
Potential Payments Upon a Change in Control
Each employment contract in place between the Company and the NEOs and Mr. Hayes in fiscal year 2016 contained change in control provisions in favor of the NEOs and Mr. Hayes. Each of these contracts provided for the acceleration of vesting of the equity-based compensation awards held by the NEOs and Mr. Hayes upon the occurrence of a change in control of the Company. Under the contracts, “change in control” was defined as any one of the following: (1) the acquisition by any individual or entity of the Company’s voting securities where the acquisition caused the individual or entity to own 25% or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote in the election of directors; (2) a merger, consolidation, combination or like transaction involving the Company in which the shareholders of the Company immediately prior to the transaction did not own at least 50% of the voting power of the issued and outstanding capital stock of the Company immediately after the transaction; (3) the sale or transfer by the Company of more than 50% of its assets or by any shareholder or shareholders of the Company of more than 50% of the voting power of the issued and outstanding capital stock of the Company in any one transaction or a series of related transactions occurring within a one year period in which the Company, any corporation controlled by the Company or the shareholders of the Company immediately prior to the transaction did not own at least 50% of the voting power of the issued and outstanding equity securities of the acquirer immediately after the transaction; (4) a majority of the persons who were members of the Board ceased to be directors within any 12-month period; or (5) the dissolution or liquidation of the Company. However, for the purpose of the acceleration of vesting of equity-based compensation awards, a change in control does not include any event as a result of which one or more of the following persons or entities possessed, immediately after such event, over 50% of the combined voting power of the Company or any successor entity: (i) Tyson Limited Partnership, or any successor entity; (ii) individuals related to Don Tyson by blood, marriage or adoption, or the estate of any such individual (including Don Tyson); or (iii) any entity in which one or more individuals or estates described in the preceding clauses (i) and (ii) possessed over 50% of the combined voting power or beneficial interests of such entity. If such a change in control occurred, any stock options, restricted stock or performance stock that had been previously granted to the executive officer will vest (to the extent not already vested) 60 days after the occurrence of the change in control or upon any earlier date after such change in control if the executive officer is terminated other than for “cause,” as defined in the applicable contract.
Each NEO and Mr. Hayes would have been entitled to the estimated payments from the Company or its successor described in the table below if a change in control occurred on October 1, 2016. The amounts represent the value of the listed NEOs’ and Mr. Hayes’ unvested stock options, restricted stock with performance criteria and performance stock that would vest on account of the change in control, based on a closing stock price of $74.67 as of the last trading day of fiscal year 2016. However, the employment contracts for each NEO and Mr. Hayes contain a provision that if the payments due to a change in control were to result in an excise tax being due, the aggregate payments would be reduced to the largest amount which could be paid without triggering an excise tax. The amounts reported in the table below do not reflect the application of any reduction in benefits pursuant to the employment contracts.

Name	Estimated Amount ($)
John Tyson	31,187,022
Donnie Smith	41,550,343
Dennis Leatherby	11,566,562
Donnie King	25,605,726
Noel White	17,241,759
Tom Hayes	8,288,105

If the Company terminated any NEO or Mr. Hayes following a change in control, such officer is not entitled to any unique benefit because his termination followed a change in control. Instead, the officer would receive the termination benefits described above under the section titled “Potential Payments Upon Termination.”

REPORT OF THE AUDIT COMMITTEE
The Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended October 1, 2016. The Audit Committee has discussed with PricewaterhouseCoopers LLP, the independent registered public accounting firm for the Company, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP its independence. Based on the review and discussions above, the Audit Committee recommended to the Board that the year-end audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2016 for filing with the SEC.
The Board has delegated to the Audit Committee the responsibility to, among other things, (i) oversee and monitor the Company’s financial reporting, auditing and accounting process, (ii) be directly responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm, (iii) review and oversee the Company’s internal audit department, and (iv) provide an open avenue of communication among the Company’s independent registered public accounting firm, financial and senior management, the internal auditor and the Board. The Audit Committee’s duties and responsibilities are embodied in a written charter, which is evaluated annually. The Audit Committee’s charter was last amended by the Board during July 2015 and is available on the Company’s Investor Relations website at http://ir.tyson.com or in print to any shareholder who sends a request to Tyson Foods, Inc., Attention: Secretary, 2200 West Don Tyson Parkway, Mail Stop CP004, Springdale, Arkansas 72762-6999.
Audit Committee of the Board of Directors
Kevin M. McNamara, Chairman
Mikel A. Durham
Cheryl S. Miller*
Robert Thurber

* Ms. Miller was appointed to the Board of Directors and Audit Committee in December 2016

CERTAIN TRANSACTIONS
The following are the transactions occurring during fiscal year 2016 (i) in which the Company was a participant, (ii) where the annual amount involved exceeded $120,000, and (iii) in which the Company’s NEOs, directors, director nominees, principal shareholders and other related parties had a direct or indirect material interest or which the Company has chosen to voluntarily disclose. Other than described in this section, no other transactions of this type are currently proposed.
1.    The Company has agreements with an entity for the lease of wastewater treatment plants that service chicken processing facilities owned by the Company in Nashville, Arkansas and Springdale, Arkansas. During fiscal year 2016, interests in the lessor entity were owned by the following persons: the Donald J. Tyson Revocable Trust (of which Mr. Tyson is one of the trustees); Berry Street Waste Water Treatment Plant, LP (of which the TLP owns 90%); Carla Tyson (sister of Mr. Tyson), Cheryl Tyson (sister of Mr. Tyson), and J.J. Caldwell-Tyson (sister of Mr. Tyson). Aggregate lease payments made by the Company during fiscal year 2016 with respect to the Nashville facility were $750,000 plus $10,428 for property taxes attributable to the treatment plant. Aggregate lease payments made by the Company during fiscal year 2016 with respect to the Springdale facility were $450,000 plus an amount for property taxes; however, for property tax purposes the treatment plant is not segregated from the processing facility and, as such, the amount of property tax attributable to the treatment plant is not determinable.
2.    The Company employed Mr. Smith's daughter as Associate Director, Continuous Improvement, and, in that capacity, she received salary and other benefits totaling $144,769.
The related party transactions described above have been reviewed by the Governance and Nominating Committee, which has determined that the transactions are fair to the Company. The Governance and Nominating Committee oversees and reviews related party and other special transactions between the Company and its directors, executive officers or their affiliates. This review typically entails the receipt of appraisals or other information from independent third parties which are utilized in the Governance and Nominating Committee’s determination of fairness. The Board does not have a separate written policy regarding the review and approval of related party transactions. However, our Governance and Nominating Committee charter requires that the Governance and Nominating Committee review and approve all transactions with related persons as may be required to be disclosed by the rules of the SEC. The Governance and Nominating Committee is responsible for determining whether such transactions are fair to the Company. Directors and executive officers are specifically asked to disclose such transactions annually.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
The Company’s directors and executive officers and the beneficial owners of more than ten percent of the Company’s Class A Common Stock or Class B Common Stock are required to file under the Exchange Act reports of ownership and changes of ownership with the SEC. Based solely on information provided to the Company by individual directors and executive officers and the beneficial owners of more than ten percent of any class of the Company’s shares, the Company believes that during fiscal year 2016, all filing requirements applicable to directors and executive officers have been complied with in a timely manner.
SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
It is currently anticipated that the 2018 Annual Meeting of Shareholders (“2018 Annual Meeting”) will be held on February 8, 2018. Proposals of shareholders intended to be presented at the 2018 Annual Meeting must be received by the Company’s corporate secretary at the Company’s principal executive offices on or before August 24, 2017 in order to be eligible for inclusion in the Company’s Proxy Statement and form of proxy. To be so included, a proposal must also comply with all applicable provisions of Rule 14a-8 under the Exchange Act.
The Company’s by-laws provide that no business may be brought before an annual meeting except as specified in the notice of the meeting or as otherwise properly brought before the meeting by or at the direction of the Company’s board of directors or by a shareholder. The Company’s by-laws provide that for any business (other than a proposal included in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act) to be brought before an annual meeting by a shareholder, the shareholder must (i) be a shareholder of record on the date the shareholder provides notice to the Company of its intention to bring business before the annual meeting and on the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting, (ii) be entitled to vote at the annual meeting, and (iii) give timely notice of the proposed business in proper written form in compliance with the notice procedures and informational requirements set forth in Article II, Section 10 of the Company’s by-laws. To be timely, the notice must be received by the secretary of the Company at the principal executive office of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the annual meeting is convened more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the shareholder to be timely must be so received no more than 120 days prior to such annual meeting nor less than the later of (i) 90 days prior to such annual meeting and (ii) ten days after the day on which public disclosure of the date of the annual meeting was made. To be timely for purposes of the 2018 Annual Meeting, the notice must be received by the Company’s corporate secretary at the Company’s principal executive offices on or before November 11, 2017, but in no event earlier than October 12, 2017.

Under the Company’s by-laws, nominations for director may be made only by the Board (or any duly authorized committee of the Board) or by any shareholder that (i) is a shareholder of record on the date the shareholder provides notice to the Company of its intention to nominate a director nominee for election to the board and on the record date for the determination of shareholders entitled to notice of and to vote at the meeting at which directors will be elected, (ii) is entitled to vote at such meeting, and (iii) gives timely notice of such nomination in proper written form in compliance with the notice procedures and informational requirements set forth in Article II, Section 9 of the Company’s by-laws. To be timely, the notice must be received by the secretary of the Company at the principal executive offices of the Company (i) in the case of an annual meeting, not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the annual meeting is convened more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the shareholder to be timely must be so received no more than 120 days prior to such annual meeting nor less than the later of (x) 90 days prior to such annual meeting and (y) ten days after the day on which public disclosure of the date of the meeting was made; and (ii) in the case of a special meeting called for the purpose of electing directors, no more than ten days after the day on which public disclosure of the date of such special meeting was made. To be timely for purposes of the 2018 Annual Meeting, the notice must be received by the Company’s corporate secretary at the Company’s principal executive offices on or before November 11, 2017, but in no event earlier than October 12, 2017.
All notices of shareholder proposals or nominations for director provided for above must be delivered to the secretary of the Company at the principal executive offices of the Company at the address provided below in “Shareholder Communications.”
SHAREHOLDER COMMUNICATIONS
Shareholders and other interested parties may direct communications to individual directors, including the Lead Independent Director, a Board committee, the non-management directors as a group or the Board as a whole, by addressing the communication to the named individual, the committee, the non-management directors as a group or the Board as a whole, c/o Tyson Foods, Inc., Attention: Secretary, 2200 West Don Tyson Parkway, Mail Stop CP004, Springdale, Arkansas 72762-6999.
EXPENSES OF SOLICITATION
The cost of soliciting proxies will be borne by the Company. Solicitations may be made by executive officers, directors and employees of the Company personally or by mail, telephone or other similar means of communication. Solicitations by such persons will be made on a part-time basis and no special compensation other than reimbursement of actual expenses incurred in connection with such solicitations will be paid.
ADDITIONAL INFORMATION AVAILABLE
Upon written request of any shareholder, the Company will furnish a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2016, as filed with the SEC, including the financial statements and data supplementary thereto. The written request should be sent to the corporate secretary at the Company’s principal executive offices at the address provided above under “Shareholder Communications.” The written request must state that as of December 12, 2016, the person making the request was a beneficial owner of capital stock of the Company. In addition, the Company’s Annual Report on Form 10-K for the fiscal year ended October 1, 2016, including the financial statements and data supplementary thereto, is available on the Company’s Investor Relations website at http://ir.tyson.com.
HOUSEHOLDING OF PROXY MATERIALS
The Company has adopted a procedure called “householding,” which the SEC has approved. Under this procedure, the Company is permitted to deliver a single copy of the proxy materials to multiple shareholders who share the same address unless the Company has received contrary instructions from one or more of the shareholders. If the Company has not received such contrary instructions, then shareholders receiving a single copy of the Company’s proxy materials are deemed to have consented to householding. This procedure reduces the Company’s printing and mailing costs. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards or voting instruction forms. Upon written or oral request, the Company will promptly deliver a separate copy of the proxy materials to any shareholder at a shared address to which the Company delivered a single copy of any of these documents. To request additional copies of any of these documents, please submit your request to the Company in writing at the address, or by calling the phone number, provided below.
If you would like to revoke your consent to householding and in the future receive your own set of proxy materials, or if your household is currently receiving multiple copies of the proxy materials and you would like in the future to receive only a single set of proxy materials at your address, you may contact the corporate secretary by mail at 2200 West Don Tyson Parkway, Mail Stop CP004, Springdale, Arkansas 72762-6999, or by calling our Investor Relations department at (479) 290-4524, and provide your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers. Shareholders who hold shares in “street name” may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

OTHER MATTERS
The material referred to in this Proxy Statement under the caption “Audit Committee Report” shall not be deemed soliciting material or otherwise deemed filed and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933 or the Exchange Act.
So far as is now known, there is no business other than that described above to be presented to the shareholders for action at the Annual Meeting. Should other business come before the Annual Meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the persons acting under the proxies.
By Order of the Board of Directors
R. Read Hudson
Secretary

December 22, 2016

Tyson Foods, Inc.

2200 WEST DON TYSON PARKWAY
SPRINGDALE, AR 72762-6999

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, February 8, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, February 8, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E15782-P84253 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TYSON FOODS, INC.

The Board of Directors recommends that you vote FOR items 1, 2 and 3 and 3 years on item 4:

1. Election of Directors

Nominees:	For	Against	Abstain
1a) John Tyson	☐	☐	☐
1b) Gaurdie E. Banister Jr.	☐	☐	☐
1c) Mike Beebe	☐	☐	☐
1d) Mikel A. Durham	☐	☐	☐
1e) Tom Hayes	☐	☐	☐
1f) Kevin M. McNamara	☐	☐	☐
1g) Cheryl S. Miller	☐	☐	☐
1h) Brad T. Sauer	☐	☐	☐
1i) Jeffrey K. Schomburger	☐	☐	☐
1j) Robert Thurber	☐	☐	☐
1k) Barbara A. Tyson	☐	☐	☐
2. To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending September 30, 2017.	☐	☐	☐

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

The Board of Directors recommends that you vote AGAINST items 5, 6, 7 and 8:	For	Against	Abstain
5. Shareholder proposal to request a report disclosing the Company's policy and procedures, expenditures, and other activities related to lobbying and grassroots lobbying communications.	☐	☐	☐
6. Shareholder proposal to request a report on steps the Company is taking to foster greater diversity on the Board of Directors.	☐	☐	☐
7. Shareholder proposal to amend the Company's bylaws to implement proxy access.	☐	☐	☐
8. Shareholder proposal to adopt and implement a water stewardship policy at Company and supplier facilities.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

NOTE: The undersigned also authorizes the named proxies to vote in their discretion upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V.1.1

Tyson Foods, Inc.

The Annual Meeting of Shareholders will consist of a business meeting and brief reports from Company executives and is expected to last approximately 30 minutes. The Annual Meeting of Shareholders will be webcast live and a replay will be available at http://ir.tyson.com. To attend in person at the Holiday Inn Northwest Arkansas Convention Center in Springdale, Arkansas, please contact Tyson Foods Investor Relations for tickets via email at ir@tyson.com or by telephone at 479-290-4524. A ticket is required for entry to the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E15783-P84253

PROXY
TYSON FOODS, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
FEBRUARY 9, 2017

The undersigned shareholder(s) of TYSON FOODS, INC. hereby appoint(s) John Tyson and Kevin M. McNamara, and each or either of them, the true and lawful agents and attorneys-in-fact for the undersigned, with power of substitution, to attend the meeting and to vote the stock owned by or registered in the name of the undersigned, as instructed on the reverse side, at the Annual Meeting of Shareholders to be held at the Holiday Inn Northwest Arkansas Convention Center, 1500 South 48th St., Springdale, Arkansas, on February 9, 2017, at 10:00 a.m. Central Time, and at any adjournments or postponements thereof, for the transaction of the business listed on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

IMPORTANT - PLEASE SIGN AND DATE ON BACK OF CARD. RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE; NO POSTAGE NECESSARY.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

V.1.1